As filed with the Securities and Exchange Commission on March 21, 2017

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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GLOBAL PAYMENTS INC.

(Name of Registrant as Specified in Its Charter)

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3550 Lenox Road

Atlanta, Georgia 30321

(770) 829-8991

March 21, 2017

Dear Shareholder:

The board of directors and officers of Global Payments Inc. join me in extending to you a cordial invitation to attend our 2017 annual meeting of shareholders. The meeting will be held on Wednesday, May 3, 2017, at 9:30 a.m. Eastern Daylight Time, at our offices at 3550 Lenox Road, Atlanta, GA 30321. At the annual meeting, shareholders will be asked to vote on four proposals set forth in the Notice of 2017 Annual Meeting of Shareholders and the proxy statement following this letter.

Whether or not you plan to attend the annual meeting, it is important that your shares are represented and voted regardless of the size of your holdings. We urge you to vote promptly and submit your proxy via the internet, by telephone or by signing, dating and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the annual meeting, you will be able to vote in person, even if you have submitted your proxy previously.

If you have any questions concerning the annual meeting and you are the shareholder of record of your shares, please contact our Investor Relations department at Investor.Relations@globalpay.com or (770) 829-8478. If your shares are held by a broker or other nominee (that is, in “street name”), please contact your broker or other nominee for questions concerning the annual meeting.

We look forward to seeing you on May 3.

Sincerely,

Jeffrey S. Sloan	William I Jacobs
Chief Executive Officer	Chairman of the Board

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

3550 Lenox Road Atlanta, Georgia 30321	May 3, 2017 9:30 a.m. Eastern Daylight Time

Items of Business

1.	To elect the three directors nominated by our board of directors and named in the proxy statement;

2.	To approve, on an advisory basis, the compensation of our named executive officers;

3.	To approve, on an advisory basis, a frequency of every year for future advisory votes on the compensation of our named executive officers; and

4.	To ratify the reappointment of Deloitte & Touche LLP, or Deloitte, as the Company’s independent public accounting firm for the year ending December 31, 2017.

The shareholders may also transact any other business that may properly come before the annual meeting or any adjournments or postponements thereof.

Record Date

Close of business on March 3, 2017.

On March 21, 2017, we mailed a notice of electronic availability of proxy materials to our shareholders. Only shareholders of record at the close of business on March 3, 2017 are entitled to receive notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. If you do not attend the annual meeting, you may vote your shares via the internet or by telephone, as instructed in the Notice of Electronic Availability of Proxy Materials, or if you received your proxy materials by mail, you may also vote by mail.

YOUR VOTE IS IMPORTANT

Submitting your proxy does not affect your right to vote in person if you attend the annual meeting. Instead, it benefits us by reducing the expenses of additional proxy solicitation. Therefore, we urge you to submit your proxy as soon as possible, regardless of whether or not you expect to attend the annual meeting. You may revoke your proxy at any time before its exercise by (i) delivering written notice of revocation to our Corporate Secretary, David L. Green, at 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328-3473, (ii) submitting to us a duly executed proxy card bearing a later date, (iii) voting via the internet or by telephone at a later date, or (iv) appearing at the annual meeting and voting in person; provided, however, that no such revocation under clause (i) or (ii) shall be effective until written notice of revocation or a later dated proxy card is received by the Corporate Secretary at or before the annual meeting, and no such revocation under clause (iii) shall be effective unless received on or before 11:59 p.m., Eastern Daylight Time, on May 2, 2017.

When you submit your proxy, you authorize Jeffrey S. Sloan and David L. Green, or either one of them, each with full power of substitution, to vote your shares at the annual meeting in accordance with your instructions or, if no instructions are given, for the election of the director nominees; for the approval, on an advisory basis, of the compensation of our named executive officers; for a frequency of every year (1 year) of future advisory votes on compensation of our named executive officers; and for the ratification of the reappointment of Deloitte as the Company’s independent public accounting firm. The proxies, in their discretion, are further authorized to vote on any adjournments or postponements of the annual meeting, for the election of one or more persons to the board of directors if any of the nominees becomes unable to serve or for good cause will not serve, on matters which the board does not know a reasonable time before making the proxy solicitations will be presented at the annual meeting, or any other matters which may properly come before the annual meeting and any postponements or adjournments thereto.

By Order of the Board of Directors,

David L. Green Executive Vice President, General Counsel and Corporate Secretary

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement, but does not contain all of the information you should consider before voting your shares. As previously reported, on July 27, 2016, our board of directors authorized a change in our fiscal year to a calendar year-end, following a seven-month transition period from June 1, 2016 to December 31, 2016, which we refer to herein as the “2016 fiscal transition period.” As a result, this shareholder meeting is being accelerated to coincide with the new fiscal year end. For complete information regarding the 2017 annual shareholder meeting, which we refer to as the “annual meeting,” the proposals to be voted on at the annual meeting, and our performance during the 2016 fiscal transition period, please review the entire proxy statement and our Transition Report on Form 10-K for the 2016 fiscal transition period, or the Transition Report on Form 10-K. In this proxy statement, the “Company,” “we,” “our” and “us” refer to Global Payments Inc. and its consolidated subsidiaries, unless the context requires otherwise.

Information About Our 2017 Annual Meeting

Date and Time:	Wednesday, May 3, 2017, at 9:30 a.m. Eastern Daylight Time

Place:	Our offices at 3550 Lenox Road Atlanta, Georgia, 30321

Record Date:	March 3, 2017

Voting:	Holders of our common stock as of the close of business on the record date may vote at the annual meeting. Each shareholder is entitled to one vote per share for each director nominee and one vote per share for each of the other proposals described below.

Proposals and Voting Recommendations

Proposal	Board Vote Recommendation	Page Number
1 – Election of Three Directors	FOR	9
2 – Advisory Vote on Compensation of Our Named Executive Officers (“say-on-pay” vote)	FOR	24
3 – Advisory Vote on the Frequency of the Vote on Executive Compensation	FOR EVERY 1 YEAR	53
4 – Ratification of the Reappointment of Our Independent Public Accounting Firm	FOR	54

2016 Fiscal Transition Period Performance Highlights

•	GAAP revenues increased by 27.3% to $2.2 billion for the 2016 fiscal transition period from $1.7 billion for the prior-year period, reflecting growth in each of our operating segments and additional revenues from acquired businesses, despite the unfavorable effect of fluctuations in foreign currency exchange rates of $35.3 million.

•	GAAP net income attributable to Global Payments was $124.9 million for the 2016 fiscal transition period compared to $194.8 million for the prior-year period, reflecting additional intangible amortization expenses of $145.6 million associated with recently acquired businesses, integration expenses associated with our merger with Heartland Payment Systems, Inc., or Heartland, of $91.6 million and the unfavorable effect of fluctuations in foreign currency. Diluted earnings per share were $0.81 for the 2016 fiscal transition period compared to $1.49 for the prior-year period.

•	On October 31, 2016, we amended our corporate credit facility, which among other things increased our borrowing capacity by $250 million and reduced the leverage-based margin on our term loans and revolving credit facility. We expect this refinancing to yield $10 million to $12 million of annual interest expense savings, net of additional anticipated expense associated with future interest rate hedging activities.

•	We raised our expectation for expense synergies from the Heartland merger to $135 million, a $10 million increase from our prior target based on significant progress integrating Heartland.

•	Over the 12-month period from March 1, 2016 through February 28, 2017 (the month preceding the mailing of this proxy), our stock price increased by 30%. Our stock price from June 1, 2013 through February 28, 2017 relative to the performance of our peer group and the S&P 500 index, which we joined in April 2016, is shown in the graph below.

GLOBAL PAYMENTS INC. | 2017 Proxy Statement  – 1

The following graph compares the cumulative shareholder returns of $100 invested in the S&P 500 Index, our Company and the average of our performance peer group from June 1, 2013 through February 28, 2017, assuming reinvestment of dividends.

The graph excludes peer group performance for PayPal, Inc. and First Data Corp., because these two companies were not publicly traded for the full period presented above.

Corporate Governance Highlights (Page 13)

Our board of directors values independent, effective and ethical corporate governance. Highlights of our corporate governance structure include the following:

☑ Independent Chairman with 16-year tenure as director

☑ Nine of ten directors are non-employee directors

☑ Eight of nine non-employee directors are independent

☑ Fully independent Audit, Compensation, and Governance and Nominating Committees

☑ Eight year average tenure of independent directors, with a balanced mix of directors with under four years of tenure and directors with more than ten years of tenure

☑ Classified board structure

☑ Annual board and committee self-evaluations

☑ Proxy access for shareholders (pending board approval)

☑ Majority voting for directors in uncontested elections

☑ Minimum stock ownership requirements

☑ Limitation on outside board and audit committee service

☑ Greater than 75% attendance at meetings

☑ Non-employee directors meet without management present

☑ Code of business conduct and ethics for directors

Compensation Philosophy and Highlights (Page 27)

We Do:	We Do Not:
☑ Tie pay to financial and share price performance	☒ Provide for excise tax gross-ups
☑ Retain an independent compensation consultant	☒ Permit hedging or pledging of our stock
☑ Benchmark against our peer group	☒ Re-price or discount stock options or SARs
☑ Conduct an annual say-on-pay vote	☒ Permit liberal share recycling or “net share counting” upon exercise of stock options or SARs ☒ Pay dividend equivalent rights on restricted stock units

☑ Adjust performance goals under our short-term incentive plan to reflect acquisition impacts

☑ Require Compensation Committee certification of performance results for purposes of executive compensation

☑ Employ “double-trigger” change-in-control compensation
☑ Have a clawback policy
☑ Impose minimum stock ownership thresholds and holding periods until such thresholds are met

2 – GLOBAL PAYMENTS INC. | 2017 Proxy Statement

Core Compensation Components

Core Component	Objective/Features	Page
Base Salary	Base salaries are intended to provide compensation consistent with our executives’ skills, responsibilities, experience and performance in relation to the marketplace.	31

Annual Cash Incentives	Our annual performance plan rewards short-term Company performance, while aligning the interests of our named executive officers with those of our shareholders. For the 2016 fiscal transition period, awards under our annual performance plan were determined based on specified goals for adjusted EPS, adjusted revenue and adjusted operating margin, which are non-GAAP financial measures and are described on Appendix A to this proxy statement.	31

Performance Units

Performance units represented 50% of our long-term incentive awards. Performance units are performance-based restricted stock units that, after a three-year performance period, may convert into a number of unrestricted shares depending on the average of the growth of our annual adjusted EPS for each of the three years in the performance period. These long-term equity awards are intended to closely align the performance of our executives with the interests of our shareholders by utilizing a lengthy performance period and a single performance metric that is most relevant to the daily management of our operations.

		34
Stock Options	Stock options represented 25% of our long-term incentive awards. These stock options will vest in equal installments on each of the first three anniversaries of the grant date. The exercise price of each option was equal to the closing price of our stock on the grant date. Stock options are intended to provide a strong incentive for creation of long-term shareholder value, as stock options may be exercised for a profit only to the extent the price of our stock appreciates after the grant date.	35
Restricted Stock	Restricted shares of our common stock with time-based vesting represented 25% of our long-term incentive awards. Restricted stock granted as part of our annual compensation program vest in equal installments on each of the first three anniversaries of the grant date. Time-based restricted stock provides a retentive element to our compensation program, while tying the value of the award to the performance of our stock.	35

GLOBAL PAYMENTS INC. | 2017 Proxy Statement  – 3

The following charts show the mix of total target compensation for our Chief Executive Officer and for all the other named executive officers as a group, based on a weighted average, as well as the portion of that compensation that is subject to forfeiture (“at risk”) or performance-based (exclusive of one-time synergy units granted during the 2016 fiscal transition period).

CEO TOTAL TARGET COMPENSATION	OTHER NEOs TOTAL TARGET COMPENSATION

Director Nominees (Page 9)

Name	Tenure (Years)	Principal Occupation	Non- Employee	Audit Committee	Compensation Committee	Governance and Nominating Committee	Risk Oversight Committee	Technology Committee
John G. Bruno*	2.5	Executive Vice President, Enterprise Innovation	Yes
Jeffrey S. Sloan	3	CEO, Global Payments	No
William B. Plummer*	0.1	Executive Vice President and Chief Financial Officer, United Rentals, Inc.	Yes

Chair Member

*	Our board of directors has determined that this director is independent.

Named Executive Officers

Beginning on page 26, we provide specific data about the compensation of our “named executive officers,” as defined by rules promulgated by the Securities and Exchange Commission, or the SEC, for the 2016 fiscal transition period. Our named executive officers include the following individuals:

•	Jeffrey S. Sloan, Chief Executive Officer

•	David E. Mangum, President and Chief Operating Officer

•	Cameron M. Bready, Senior Executive Vice President and Chief Financial Officer

•	Dr. Guido F. Sacchi, Executive Vice President and Chief Information Officer

•	David L. Green, Executive Vice President, General Counsel and Corporate Secretary

4 – GLOBAL PAYMENTS INC. | 2017 Proxy Statement

Questions and Answers About Our Annual Meeting and this Proxy Statement

1. Why did I receive these materials?

This proxy statement is being furnished to solicit proxies on behalf of the board of directors of our Company for use at the 2017 annual meeting of shareholders and at any adjournments or postponements thereof. The annual meeting will be held at our offices at 3550 Lenox Road, Atlanta, Georgia, 30321 on Wednesday, May 3, 2017 at 9:30 a.m., Eastern Daylight Time.

2. What am I voting on and how does the board of directors recommend that I vote?

Our board of directors recommends that you vote FOR each of the following four proposals scheduled to be voted on at the meeting:

•	Proposal 1: Election of the three directors nominated by our board.

•	Proposal 2: Approval, on an advisory basis, of the compensation of our named executive officers for the 2016 fiscal transition period. This proposal is referred to as the “say-on-pay” proposal.

•	Proposal 3: Approval to hold an advisory vote on executive compensation every year (1 year).

•	Proposal 4: Ratification of the reappointment of Deloitte as our independent public accounting firm for the year ending December 31, 2017.

3. Could other matters be decided at the annual meeting?

Yes. The shareholders may transact any other business that may properly come before the annual meeting or any adjournments or postponements thereof. If any other matter properly comes before the meeting and you have submitted your proxy, the proxy holders will vote as recommended by the board or, if no recommendation is made, in their own discretion.

4. Why did I receive a mailed notice of internet availability of proxy materials instead of a full set of proxy materials?

As permitted by the SEC, we are making this proxy statement and our Transition Report on Form 10-K available to our shareholders electronically via the internet. The notice contains instructions on how to access this proxy statement and our Transition Report on Form 10-K and how to vote online or submit your proxy over the internet or by telephone. You will not receive a printed copy of the proxy materials in the mail unless you request one, which you may do by following the instructions contained in the notice. We encourage you to take advantage of the electronic availability of proxy materials to help reduce the cost and environmental impact of the annual meeting.

5. How do I vote?

If you received a notice of electronic availability, that notice provides instructions on how to vote by internet, by telephone or by requesting and returning a paper proxy card. You may submit your proxy voting instructions via the internet or telephone by following the instructions provided in the notice. The internet and telephone voting procedures are designed to authenticate your identity, to allow you to vote your shares, and to confirm that your voting instructions are properly recorded. If your shares are held in the name of a bank or a broker, the availability of internet and telephone voting will depend on the voting processes of the bank or broker. Therefore, we recommend that you follow the instructions on the form you receive. If you received a printed version of the proxy materials by mail, you may vote by following the instructions provided with your proxy materials and on your proxy card.

GLOBAL PAYMENTS INC. | 2017 Proxy Statement  – 5

6. What if I change my mind after I vote?

Your submission of a proxy via the internet, by telephone or by mail does not affect your right to attend the annual meeting in person. You may revoke your proxy at any time before it is exercised in any of the following ways:

•	Deliver written notice of revocation to our Corporate Secretary at 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328-3473, or submit to us a duly executed proxy card bearing a later date. To be effective, your notice of revocation or new proxy card must be received by our Corporate Secretary, David L. Green, at or before the annual meeting.

•	Change your vote via the internet or by telephone at a later date. To be effective, your vote must be received before 11:59 p.m., Eastern Daylight Time, on May 2, 2017, the day before the annual meeting.

•	Appear at the annual meeting and vote in person, regardless of whether you previously submitted a notice of revocation.

7. Who is entitled to vote?

All shareholders who owned shares of our common stock at the close of business on March 3, 2017 are entitled to vote at the annual meeting. On that date, there were 152,491,982 shares of common stock issued and outstanding, held by approximately 2,180 shareholders of record. Shareholders are entitled to one vote per share.

8. How many votes must be present to hold the annual meeting?

In order for any business to be conducted, the holders of a majority of the shares entitled to vote at the annual meeting must be present, either in person or by proxy. This is referred to as a “quorum.” Abstentions and broker non-votes (described below) will be treated as present for purposes of establishing a quorum. If a quorum is not present, the annual meeting may be adjourned by the holders of a majority of the shares represented at the annual meeting. The annual meeting may be rescheduled at the time of the adjournment with no further notice of the reconvened meeting if the date, time and place of the reconvened meeting are announced at the adjourned meeting before its adjournment; provided, however, that if a new record date is or must be fixed, notice of the reconvened meeting must be given to the shareholders of record as of the new record date. An adjournment will have no effect on the business to be conducted at the meeting.

9. What are the voting standards for the proposals?

Each of the four scheduled proposals will be approved by the affirmative vote of a majority of the votes cast. This means that a proposal is approved if the number of shares voted “for” the proposal exceeds the number of shares voted “against” the proposal.

10. What is the difference between a “shareholder of record” and a “beneficial owner of shares held in street name?”

Shareholders of record.    If your shares are registered directly in your name with our transfer agent, Computershare, you are the shareholder of record with respect to those shares, and we sent the notice of electronic availability directly to you. If you request copies of the proxy materials by mail, you will receive a proxy card.

Beneficial owners of shares held in street name.    If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the notice of electronic availability was forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you request copies of the proxy materials by mail, you will receive a voting instruction form.

6 – GLOBAL PAYMENTS INC. | 2017 Proxy Statement

11. What happens if I do not return a proxy or do not give specific voting instructions?

Shareholders of record.    If you are a shareholder of record and you do not vote via the internet, by telephone or by mail, your shares will not be voted unless you attend the annual meeting to vote them in person. If you are a shareholder of record and you sign and return a proxy card without giving specific voting instructions, then your shares will be voted in the manner recommended by the board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting.

Beneficial owners of shares held in street name.    If you hold your shares in street name and do not provide voting instructions to your broker, your broker will have the discretionary authority to vote your shares only on proposals that are considered “routine.” The only proposal at the annual meeting that is considered routine is the ratification of the reappointment of our independent auditor. All of the other proposals are considered “non-routine,” which means that your broker will not have the discretionary authority to vote your shares with respect to such proposals. Shares for which a broker lacks discretionary voting authority are referred to as “broker non-votes.” Broker non-votes are counted as present for the purpose of establishing a quorum, but whether they are counted for purpose of voting on proposals depends on the voting standard for the particular proposal. Since each of the scheduled proposals requires approval by a majority of votes cast, abstentions and broker non-votes will not be counted as votes “for” or “against” the proposal. As a result, although abstentions and broker non-votes may be counted for the purpose of establishing a quorum for the meeting, they have no effect on the voting results.

12. What should I do if I receive more than one proxy or voting instruction card?

Shareholders may receive more than one set of voting materials, including multiple copies of the notice of electronic availability, these proxy materials and proxy cards or voting instruction cards. For example, shareholders who hold shares in more than one brokerage account may receive separate notices for each brokerage account in which shares are held. Shareholders of record whose shares are registered in more than one name will receive more than one notice. You should vote in accordance with all of the notices you receive to ensure that all of your shares are counted.

13. Who pays the cost of proxy solicitation?

The cost of soliciting proxies will be borne by us. However, shareholders voting electronically (via phone or the internet) should understand that there may be costs associated with electronic access, such as usage charges from internet service providers or telephone companies. In addition to solicitation of shareholders of record by mail, telephone or personal contact, arrangements will be made with brokerage houses to furnish proxy materials to their principals, and we may reimburse them for mailing expenses. Custodians and fiduciaries will be supplied with proxy materials to forward to beneficial owners of common stock.

14. May I propose actions for consideration at next year’s annual shareholder meeting?

Yes. SEC rules establish the eligibility requirements and the procedures that must be followed for a shareholder’s proposal to be included in our proxy statement. Under those rules, any shareholder wishing to have a proposal considered for inclusion in our proxy statement for the 2018 annual shareholder meeting must submit his or her proposal to us in writing on or before November 21, 2017, which is 120 days before the one year anniversary of the mailing of this proxy statement. Proposals must comply with all applicable SEC rules and our bylaws. In addition, if a shareholder wishes to present a proposal at the 2018 annual meeting, whether or not the proposal is intended to be included in the 2018 proxy material, our bylaws require that the shareholder give advance written notice to us on or after October 22, 2017 and on or before November 21, 2017. A shareholder may be permitted to present a proposal at the 2018 annual meeting, even if the proposal was not included in the 2018 proxy material. In such a case, if the proposal is received after February 4, 2018, which is 45 calendar days prior to the one year anniversary of the mailing of this proxy statement, we believe that the proxy holder would have the discretionary authority granted by the proxy cards (and as permitted under SEC rules) to vote on the proposal on behalf of the shareholders who submitted the proxies.

GLOBAL PAYMENTS INC. | 2017 Proxy Statement  – 7

If a shareholder wishes for the Governance and Nominating Committee to consider a candidate for director recommended by the shareholder for nomination to our board of directors, the shareholder must submit the recommendation to our Corporate Secretary at our corporate offices in accordance with the procedures described above. In addition, our bylaws require that, among other things, all shareholder recommendations for director candidates must be in writing and must set forth the shareholder’s name, address and other contact information as well as the following information about the recommended candidate: (i) name, date of birth, business address and residential address, (ii) a complete description of the candidate’s qualifications, experience, background and affiliations, as would be required to be disclosed in the proxy statement pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended, or the Exchange Act; (iii) a sworn or certified statement by the candidate in which he or she consents to being named in the proxy statement as a nominee and to serve as director if elected, and (iv) a written statement from the shareholder making the recommendation stating why such recommended candidate meets the criteria and would be able to fulfill the duties of a director.

Cautionary Note Regarding Forward-Looking Statements

This proxy statement contains forward-looking statements as defined in the Exchange Act and is subject to the safe harbors created therein. The forward-looking statements contained herein are generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or the negative of these terms or other similar expressions. Forward-looking statements are based on the beliefs and assumptions of our management and on currently available information. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our Transition Report on Form 10-K. We undertake no responsibility to publicly update or revise any forward-looking statement.

8 – GLOBAL PAYMENTS INC. | 2017 Proxy Statement

Proposal One: Election of Directors

Our board of directors, upon the recommendation of the Governance and Nominating Committee, has nominated directors John G. Bruno, Jeffrey S. Sloan and William B. Plummer, each a Class II director, to be elected to serve until the 2020 annual meeting of shareholders and until their successors are duly elected and qualified. Each nominee has agreed to serve as a director if elected.

Our board of directors currently consists of ten members who are divided into three classes, with the term of office of each class ending in successive years. Each class of directors serves staggered three-year terms. Michael W. Trapp, a Class II director will not stand for re-election at the 2017 annual meeting of shareholders due to director age limitations under our corporate governance guidelines. Effective as of March 6, 2017, our board appointed a new director, William B. Plummer, who is standing for election at this annual meeting.

The composition of our board of directors is currently as follows:

Class I		Class II		Class III
Name	Term Expiration	Name	Term Expiration	Name	Term Expiration
Mitchell L. Hollin*	2019	John G. Bruno*	2017	Robert H.B. Baldwin, Jr.	2018
Ruth Ann Marshall*	2019	Jeffrey S. Sloan	2017	William I Jacobs*	2018
John M. Partridge*	2019	William B. Plummer*	2017	Alan M. Silberstein*	2018
		Michael W. Trapp*(1)	2017

*	Our board of directors has determined that this director is independent.

(1)	Mr. Trapp will not stand for re-election at the 2017 annual meeting of shareholders due to director age limitations under our corporate governance guidelines.

In each case, the director nominee, if elected, will serve a shorter term in the event of his or her resignation, retirement, disqualification, removal from office or death. In the event that any of the nominees is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for such other person(s) as they may select. The affirmative vote of at least a majority of the votes cast with respect to the director nominee at the annual meeting at which a quorum is present is required for the election of each of the nominees. If a choice is specified on the proxy card by a shareholder, the shares will be voted as specified. If no specification is made, the shares will be voted “FOR” each of the three nominees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“FOR” THE ELECTION OF ALL OF THE NOMINEES FOR DIRECTOR.

GLOBAL PAYMENTS INC. | 2017 Proxy Statement  – 9

Nominees for Election as Directors

Biographical and other information about each director nominated for election is set forth below:

John G. Bruno • Class II • Independentdirector since June 2014 • If elected, term expires in 2020 • Compensation Committee • Technology Committee (Chair) • Age 52	Executive Vice President of Enterprise Innovation and Chief Information Officer, Aon plc, a publicly-traded global risk management service provider (since September 2014); Executive Vice President, Industry and Field Operations and Corporate Development, NCR Corporation, a publicly-traded technology company (November 2013 — September 2014), where Mr. Bruno chaired the company’s Enterprise Risk Management Committee; Executive Vice President and Chief Technology Officer, NCR Corporation (November 2011 — November 2013); Executive Vice President, Industry Solutions Group, NCR Corporation (2008 — October 2011); Managing Director, Goldman Sachs Group, Inc. (2007 –2008); Managing Director, Merrill Lynch & Co., Inc. (2006 — 2007); Senior Vice President, General Manager, RFID Division of Symbol Technologies, Inc., a private information technology company (2005 — 2006); Senior Vice President, Corporate Development, Symbol Technologies, Inc. (2004 — 2005); Senior Vice President, Business Development, and Chief Information Officer, Symbol Technologies, Inc. (2002 — 2004). In determining to nominate Mr. Bruno, our board of directors considered his extensive experience with technology-related matters within the financial services industry, which the Board believes will continue to make him an invaluable member of the Board.
Jeffrey S. Sloan • Class II • Director since January 2014 • If elected, term expires in 2020 • No committees • Age 49	Chief Executive Officer of the Company (since October 2013); President of the Company (June 2010 — June 2014); Partner, Goldman Sachs Group, Inc. (2004 — May 2010), where Mr. Sloan led the Financial Technology Group in New York and focused on mergers, acquisitions and corporate finance; Managing Director, Goldman Sachs Group, Inc. (2001 — 2004); Vice President, Goldman Sachs Group, Inc. (1998 –2001); Director, Fleetcor Technologies, Inc., a publicly-traded provider of fuel cards and workforce payment products and services (since July 2013). In determining to nominate Mr. Sloan, our board of directors considered his more than 20 years of experience in the financial services and technology industries, the in-depth knowledge of the Company he obtained as our Chief Executive Officer since October 2013 (and formerly our President), his extensive experience with public companies and mergers and acquisitions and his strong leadership skills.
William B. Plummer • Class II • Independentdirector since March 2017 • If elected, term expires in 2020 • Audit Committee • AuditCommittee Financial Expert • Age 58	Executive Vice President and Chief Financial Officer of United Rentals, Inc., a publicly-traded equipment rental company (since December 2008), where Mr. Plummer is responsible for the development of the company’s finance activities, investor relations, and co-leads its merger, acquisition and divestiture strategies; Chief Financial Officer of Dow Jones & Company, Inc., a publishing and financial information firm (2006-2007), where Mr. Plummer set policy for global finance and corporate strategy; Vice President and Treasurer of Alcoa, Inc., an industrial corporation (2000 — 2006), where Mr. Plummer was responsible for global treasury policy and relationship management with commercial and investment banks; director and member of the Audit Committee, John Wiley & Sons, Inc., a publisher and service provider in the scientific research, higher education and professional development fields (since 2003); director, UIL Holdings, Inc., an electric and natural gas utility company (2013 — 2015). In determining to nominate Mr. Plummer, our board of directors considered his expertise and knowledge regarding finance and accounting matters, which the board believes will enable him to provide valuable leadership to the oversight of financial reporting.

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Other Directors

Biographical information with respect to our other directors is set forth below:

William I Jacobs

•  Chairman of the Board since 2014

•  Class III

•  Independent director since 2001

•  Lead director from 2003-2014

•  Term expires in 2018

•  Compensation Committee

•  Governance and Nominating Committee

•  Age 75

Chairman of the Company’s Board of Directors (since June 2014); Lead Director of the Company’s Board of Directors (2003 — May 2014); Business Advisor (since August 2002); Managing Director and Chief Financial Officer of The New Power Company (2000 — 2002); Senior Executive Vice President, Strategic Ventures for MasterCard International (1999 — 2000); Executive Vice President, Global Resources for MasterCard International (1995 — 1999); Executive Vice President, Chief Operating Officer, Financial Security Assurance, Inc., a bond insurance company (1984 — 1994); director of the Board of Directors of Green Dot Corporation, a publicly-traded financial services company (since April 2016) and Chairman of its Board since June 2016; Director, Asset Acceptance Capital Corp., a publicly-traded debt collection company that merged with Encore Capital Group, Inc. in June 2013 (2004 — June 2013). At the time of his nomination, our Board considered Mr. Jacobs’ executive management experience, leadership skills demonstrated throughout his 12-year tenure as our Chairman of the Board or lead director, board expertise and legal training, which the Board believes will continue to provide leadership and consensus building skills on matters of strategic importance.
Alan M. Silberstein • Class III • Independent director since 2003 • Term expires in 2018 • Governance and Nominating Committee (Chair) • Audit Committee • Age 69	President, Allston Associates LLP (previously Silco Associates Inc.), a private management services firm (since 2004); President and Chief Operating Officer, Debt Resolve, Inc., a public online collections services provider (2003 — 2004); President and Chief Executive Officer, Western Union, formerly a subsidiary of First Data Corporation (2000 — 2001); Chairman and Chief Executive Officer, Claim Services, Travelers Property Casualty Insurance (1996 — 1997); Executive Vice President, Retail Banking, Midlantic Corporation (1992 — 1995); Director, Green Bancorp, Inc., a publicly-traded bank holding company (since 2010). Mr. Silberstein also previously served as a director of CAN Capital (formerly Capital Access Network, Inc.), a private non-bank alternative capital provider. At the time of his nomination, our Board considered his financial and accounting experience specifically in the financial services industry as a former divisional controller and director of profit planning for JP Morgan (formerly Chemical Bank), his broader experience managing several diverse companies and the in-depth knowledge about our Company gained from his lengthy tenure as a director.
Robert H.B. Baldwin, Jr. • Class III • Non-employee director since April 2016 • Term expires in 2018 • Risk Oversight Committee • Technology Committee • Age 62	Vice Chairman (an executive office), Heartland (June 2012 — April 2016); Interim Chief Financial Officer, Heartland (October 2013 — April 2014); President, Heartland (2007 — June 2012); Chief Financial Officer, Heartland and its predecessor, Heartland Payment Systems LLC (2000 — 2011); Chief Financial Officer, COMFORCE Corp., a publicly-traded staffing company (1998 — 2000); Managing Director, financial institutions advisory business of Smith Barney (1985 — 1998); Vice President, Citicorp (1980 — 1985). At the time of his nomination, our Board considered his financial and industry experience, and in-depth knowledge of Heartland’s business gained from his 16 years of service as a member of Heartland’s executive management team, as well as his many contributions to the growth and success of Heartland during his tenure.

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Ruth Ann Marshall • Class I • Independent director since 2006 • Term expires in 2019 • Risk Oversight Committee (Chair) • Governance and Nominating Committee • Age 62	President, Americas for MasterCard International (2000 — 2006); Senior Executive Vice President, Concord EFS, Inc., a public provider of processing services that merged with First Data Corporation in 2004 (1995 — 1999); Director, Regions Financial Corporation (since 2011) and ConAgra, Inc., a publicly-traded packaged food company (since 2007). At the time of her nomination, our Board considered Ms. Marshall’s deep knowledge of our business and industry as well as her experience with the issues, opportunities and challenges facing our Company, which our Board believes will continue to make her an invaluable member of our Board.

John M. Partridge • Class I • Independent director since November 2013 • Term expires in 2019 • Audit Committee • Compensation Committee • Technology Committee • Age 67	Advisor to Visa Inc. (April 2013 to December 2013); President, Visa Inc. (2009 — 2013); Chief Operating Officer, Visa Inc. (2007 — 2009); President and Chief Executive Officer, Inovant, a subsidiary of Visa Inc. (2000 — 2007); Interim President of VISA USA (2007); Director, Cigna Corporation, a publicly-traded health insurance company (since 2009); Advisory Board Member, Corsair Capital, a private equity firm (since November 2013). At the time of his nomination, our Board considered Mr. Partridge’s substantial financial expertise and experience in the financial services industry, having served as, among other things, President of Visa Inc., which our Board believes will continue to bring valuable insight from the perspective of card networks.
Mitchell L. Hollin • Class I • Independent director since April 2016 • Term expires in 2019 • Compensation Committee (Chair) • Risk Oversight Committee • Age 54	Director, Heartland (2001 — April 2016); Lead Independent Director, Heartland (January 2011 — April 2016); Managing Partner, LLR Management, L.P., an independent private equity investment firm (since 2000); Founder and Managing Director, Advanta Partners LP, a private equity firm affiliated with Advanta Corporation (1994 — 2000). At the time of his nomination, our Board considered Mr. Hollin’s valuable knowledge of Heartland gained throughout his 15-year tenure as an independent director of Heartland and 5-year tenure as lead independent director. In addition, our Board believes his extensive private equity experience will provide valuable oversight and direction for our Company’s future acquisitive growth.

Michael W. Trapp

•  Class II

•  Independent director since 2003

•  Term expires in 2017 (Mr. Trapp will not stand for re-election at the 2017 annual meeting of shareholders)

•  Audit Committee

•  Risk Oversight Committee

•  Age 77

Managing Partner, Southeast area, Ernst & Young LLP (1993 — 2000); Director, Ann Inc. (2003 — May 2013); Non-executive Chairman, The North Highland Company, Inc., a private consulting firm (November 2012 — February 2015); Director, the North Highland Company, Inc. (2001 — February 2015). At the time of his nomination, our Board considered his expertise and knowledge regarding finance and accounting matters, as well as his in-depth knowledge of the Company that he obtained from his lengthy tenure as a director, which the Board believes enable him to continue to provide valuable leadership to the oversight of financial reporting.

There is no family relationship between any of our executive officers or directors. There are no arrangements or understandings between any of our directors and any other person pursuant to which any of them was elected as a director, other than arrangements or understandings with the directors solely in their capacities as such.

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Corporate Governance

Recent Developments

Proxy Access

After engaging in outreach with certain of our shareholders and considering the viewpoints of governance experts and advisors, we believe that the Company should proactively amend its bylaws to adopt proxy access provisions consistent with market practice and other S&P 500 companies. Once and if amended by our board of directors, the bylaws would permit a shareholder, or a group of up to 20 shareholders, owning an aggregate of at least 3% of the Company’s outstanding shares of common stock continuously for at least three years, to nominate and include in the Company’s annual proxy materials director nominees constituting the greater of two or 20% of the board, provided that the shareholder(s) and nominee(s) satisfy certain procedural and eligibility requirements specified in the bylaws. We believe these parameters balance the benefit to our shareholders with the challenges related to possible proxy contests, turnover in board seats and the challenges of integrating new qualified directors. We intend to propose to the board of directors the amendment to the Company’s bylaws to include the proxy access provisions at the next regularly scheduled meeting of the board of directors.

Board Leadership

Our board of directors is chaired by Mr. Jacobs, one of our independent directors. Our board believes that Mr. Jacobs’ service as Chairman enhances the independent oversight of management, while continuing to provide the decisive leadership necessary for an effective Chairman. From his 16-year tenure as a member of our board and 14-year tenure as either Chairman of the Board or lead director, Mr. Jacobs has acquired a deep knowledge of our history and culture as well as the issues, opportunities and challenges facing our business. As a result, our board believes that Mr. Jacobs is well-positioned to ensure that the board’s time and attention is focused on the most critical matters.

Our Corporate Governance Guidelines do not express a formal policy on whether the same person should serve as the Chairman of the Board and the Chief Executive Officer. Although our Chairman of the Board is an independent director, if in the future a non-independent director serves as Chairman of the Board, the board will appoint a lead director to fulfill the following responsibilities:

•	Preside at all meetings of the board at which the Chairman is not present (including all executive sessions);

•	Serve as the liaison between the Chairman and the independent and non-employee directors;

•	Generally approve information provided to the board, board meeting agendas and meeting schedules to ensure there is sufficient time for discussion of all agenda items;

•	In conjunction with the Compensation Committee, review and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of those goals and objectives, determining and approving the Chief Executive Officer’s compensation based upon such evaluation, and communicating with the Chief Executive Officer regarding the foregoing; and

•	Any other responsibilities that may be delegated to the lead director by the board from time-to-time.

Board Independence

At least a majority of our directors, and all of the members of our Audit Committee, Compensation Committee and Governance and Nominating Committee, must be “independent” based on the listing standards of the New York Stock Exchange, or the NYSE. Each year, our board of directors reviews the independence of our directors and considers, among other things, relationships and transactions during the past three years between each director or any member of his or her immediate family, on the one hand, and our Company and our subsidiaries and affiliates, on the other hand. The purpose of the review is to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent as defined under the NYSE listing standards. In February 2017, our board of directors reviewed the independence of our directors and determined that all of our directors, except Messrs. Baldwin and Sloan, are independent under the NYSE listing standards.

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The NYSE listing standards provide that to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, our board of directors must affirmatively determine that a director has no material relationship with our Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with our Company). Additional independence requirements established by the SEC and the NYSE apply to members of the Audit Committee and the Compensation Committee. Specifically, Audit Committee members may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from our or any of our subsidiaries other than their directors’ compensation, and they may not be affiliated with our Company or any of our subsidiaries. In addition, when affirmatively determining the independence of any director who will serve on the Compensation Committee, our board of directors must consider all factors specifically relevant to determining whether a director has a relationship to our Company that is material to that director’s ability to be independent from management in connection with the duties of a member of the Compensation Committee, including (i) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by our Company to such director; and (ii) whether the director is affiliated with our Company, our subsidiaries or our affiliates.

Criteria for Board Membership

When making recommendations to our board of directors regarding director candidates, our Governance and Nominating Committee evaluates candidates primarily based on the following criteria:

•	Experience as a member of senior management or director of a significant business corporation, educational institution, or not-for-profit organization;

•	Particular skills or experience that enhances the overall composition of the board of directors;

•	Diversity of background, race, gender and experience, among other criteria;

•	Service on no more than five other boards of directors of publicly-held corporations; and

•	Service on no more than two other audit committees of publicly-held corporations.

In lieu of a formal diversity policy, as part of our Governance and Nominating Committee’s evaluation of director candidates and in addition to other standards the committee may deem appropriate, the committee considers whether each candidate, if elected, assists in achieving a mix of board members that represent a diversity of background, race, gender and experience, among other criteria. The committee seeks members from diverse backgrounds who combine a broad spectrum of relevant industry and strategic experience and expertise that, in concert, offer us and our shareholders diversity of opinion and insight in the areas most important to us and our corporate mission. The committee considers the independence of candidates for director nominees, including the appearance of any conflict in serving as a director. Candidates for director nominees who do not meet these criteria may still be considered for nomination if the committee believes the candidate will make an exceptional contribution to our Company and our shareholders. In evaluating nominees, the committee also takes into account the consideration that members of the board of directors should collectively possess a broad range of skills, expertise, industry knowledge and other knowledge, business experience and other experience useful to the effective oversight of our business.

The Governance and Nominating Committee considers candidates for director who are recommended by other members of the board of directors and by management, as well as those identified by any outside consultants who are periodically retained by the committee to assist in identifying possible candidates. The committee will evaluate potential nominees for open board positions suggested by shareholders in accordance with our policies for shareholder proposals on the same basis as all other potential nominees. See “Questions and Answers About Our Annual Meeting and this Proxy Statement — May I Propose Actions for Consideration at Next Year’s Annual Shareholder Meeting?” for additional information about our policies for shareholder proposals.

Committee Composition

Our board of directors has established five standing committees, which include the Audit Committee, the Compensation Committee, the Governance and Nominating Committee, the Risk Oversight Committee and the Technology Committee, all of which are comprised exclusively of non-employee directors. The Audit Committee, the Compensation Committee, and the Governance and Nominating Committee are comprised exclusively of independent non-employee directors.

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The following table provides information about current committee membership for our board and each committee:

	Audit Committee(1)	Compensation Committee(2)	Governance & Nominating Committee	Risk Oversight Committee(3)	Technology Committee(4)

William I Jacobs
Robert H.B. Baldwin, Jr.
John G. Bruno
Mitchell L. Hollin
Ruth Ann Marshall
John M. Partridge
Alan M. Silberstein
Jeffrey S. Sloan
Michael W. Trapp
William B. Plummer

                                              Chair             Member          Financial Expert(5)

(1)	As of June 1, 2016, the Audit Committee was comprised of Mr. Silberstein, Mr. Trapp and Mr. Wilkins. Mr. Wilkins retired from the board on June 27, 2016 and Mr. Trapp is not standing for re-election at the 2017 annual meeting of shareholders due to director age limitations under our corporate governance guidelines. Following Mr. Wilkins’ retirement, Mr. Partridge was appointed to the Audit Committee, effective July 5, 2016. Effective as of March 6, 2017, the Board appointed Mr. Plummer as a member of the board and a member of the Audit Committee.

(2)	Effective September 29, 2016, Mr. Hollin was appointed as Chair to the Compensation Committee.

(3)	From June 1, 2015 through February 23, 2016, the former Governance and Risk Oversight Committee was comprised of Mr. Silberstein (Chair), Mr. Jacobs, Ms. Marshall and Mr. Trapp. Effective February 23, 2016, our board of directors split the Governance and Risk Oversight Committee into two separate standing committees: The Governance and Nominating Committee and the Risk Oversight Committee. The newly formed Governance and Nominating Committee is comprised of Mr. Silberstein (Chair), Mr. Jacobs and Ms. Marshall. The Risk Oversight Committee was initially comprised of Ms. Marshall (Chair) and Mr. Trapp. Mr. Baldwin and Mr. Hollin were additionally appointed to the Risk Oversight Committee effective April 22, 2016.

(4)	As of June 1, 2016, the Technology Committee was comprised of Mr. Wilkins (Chair), Mr. Bruno, Mr. Partridge and Mr. Baldwin. Mr. Wilkins retired from the board on June 27, 2016. On July 27, 2016, the board appointed Mr. Bruno to serve as Chair of the Technology Committee.

(5)	The term “financial expert” refers to an “audit committee financial expert,” as that term is defined under SEC rules.

Meetings and Attendance

Our full board of directors met two times during the 2016 fiscal transition period. During the 2016 fiscal transition period, the Audit Committee met two times, the Compensation Committee met three times, and the Technology Committee met two times. The Governance and Nominating Committee and the Risk Oversight Committee met twice during the 2016 fiscal transition period.

All of our directors attended at least 75% of the meetings of the board during 2016, including meetings of the committees of which they were members. Pursuant to our Corporate Governance Guidelines, all of our directors are expected to attend the annual meeting of shareholders, and all of our directors attended the 2016 annual meeting.

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Committee Responsibilities

Each of the committee charters and our corporate governance guidelines is available in the investor relations section of our website, www.globalpaymentsinc.com, and will be provided free of charge, upon written request of any shareholder addressed to Global Payments Inc., 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328-3473, Attention: Investor Relations. Each committee is authorized to delegate responsibilities to subcommittees as appropriate. The responsibilities of each committee are described below.

Audit Committee

The Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Exchange Act, helps ensure the integrity of our financial statements, our compliance with certain legal and regulatory requirements, the qualifications and independence of our independent auditor, the performance of our internal audit function and independent auditor, the effectiveness of our disclosure controls and procedures and internal control over financial reporting. In addition, the Audit Committee is responsible for reviewing and approving or ratifying all related-party transactions that would require disclosure under Item 404 of Regulation S-K, promulgated under the Exchange Act. The Audit Committee also prepares a report that is included in this proxy statement. Members of the Audit Committee may not serve simultaneously on the audit committees of more than two other public companies unless our board of directors determines that such service would not impair the ability of the director to effectively serve on the Audit Committee.

Effective as of March 6, 2017, the board appointed William B. Plummer as a member of the board and the Audit Committee. The board has determined that William B. Plummer and Michael W. Trapp qualify as an “audit committee financial expert” as defined by the rules of the SEC and each is an independent director under NYSE listing standards.

Compensation Committee

The Compensation Committee reviews levels of compensation, benefits and performance criteria for our executive officers and administers our equity compensation plans for our named executive officers and other employees. The Compensation Committee also considers our compensation programs from a risk perspective, conducting reviews and risk assessments of our compensation policies and practices and monitoring its compensation consultants, including their independence. See “Corporate Governance — Board Oversight of Risk Management” on page 17 for additional information about the Compensation Committee’s responsibilities relating to risk management.

During the 2016 fiscal transition period, our Compensation Committee retained the services of Frederic W. Cook & Co., Inc., or FWC, an independent consulting firm, to provide compensation consulting services for the 2016 fiscal transition period. Our processes and procedures for the consideration and determination of executive compensation, including the role of the independent consultant in determining compensation, are described under “Compensation, Discussion and Analysis — How Compensation Decisions Are Made” beginning on page 28.

None of the members of the Compensation Committee (i) has ever served as an officer or an employee of our Company or any of our subsidiaries or (ii) has ever had any relationship requiring disclosure by us under Item 404 of Regulation S-K. None of our executive officers serves as a member of the board of directors or compensation committee, or similar committee, of any other company that has one or more of its executive officers serving as a member of our board of directors or Compensation Committee.

Technology Committee

The Technology Committee provides board-level oversight with regard to our technology and information security practices and serves as a liaison between our board of directors and management with regard to such matters. The Technology Committee reviews all of our key initiatives and practices relating to technology and information security, approves significant policies, monitors our compliance with regulatory requirements and industry standards and provides guidance with regard to strategic direction. The Technology Committee helps to ensure that our strategic goals are aligned with our technology strategy and infrastructure and to ensure that we receive

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adequate support from our internal technology and information security providers. See “Corporate Governance — Board Oversight of Risk Management” on page 17 for additional information about the Technology Committee’s responsibilities relating to risk management.

Governance and Nominating Committee

The Governance and Nominating Committee is responsible for developing and recommending to the board of directors a set of corporate governance principles, evaluating and making recommendations regarding structure of the board and its committees and for identifying, discussing and proposing nominees (including incumbent directors) for open seats on the board of directors, based primarily on the criteria described under “Corporate Governance — Criteria for Board Membership” on page 14. The Governance and Nominating Committee is also responsible for annually reviewing each director’s independence and periodically reviewing and assessing director compensation. See “Corporate Governance — Board Oversight of Risk Management” on page 17 for additional information about the Governance and Nominating Committee’s responsibilities relating to risk management.

Risk Oversight Committee

The Risk Oversight Committee oversees the identification, assessment and management of the key risks facing our Company, which it carries out primarily through its oversight of our enterprise risk management program, as further described below under “Corporate Governance — Board Oversight of Risk Management.” In addition, the Risk Oversight Committee oversees our business continuity, disaster recovery and pandemic plans, our insurance program and our vendor management program and serves as a liaison between the full board and management with respect to these matters.

Board Oversight of Risk Management

Our board of directors views the oversight of risk management as one of its key functions, regularly engaging with management to maintain a risk-aware culture where risk management is deeply and pervasively embedded in all of our activities worldwide. Through its oversight of our enterprise risk management program, our board takes a multi-layered approach to this oversight role. The full board engages directly with management to set high level policy and receive reports on risk management activities from each committee chairman and directly from management, while relying on each of its five standing committees to provide more in-depth oversight of specific key risk exposures.

Our board has delegated to the Risk Oversight Committee the responsibility to directly oversee our enterprise risk management program. Specifically, subject to oversight by the full board of directors, the Risk Oversight Committee is responsible for overseeing the process for identifying, assessing and managing the key risks our Company faces, receiving recommendations from management with respect to such risks, and making recommendations to the full board of directors. The committee’s responsibilities related to oversight of the enterprise risk management program are process-oriented, meaning the committee takes steps to ensure that an effective process is in place to identify and manage key risk exposures, develop a risk mitigation plan and ensure proper reporting on compliance with such plan. Under the direction of the Risk Oversight Committee, we established a management risk committee comprised primarily of executive management that is responsible for identifying, assessing, prioritizing and developing action plans to mitigate key risks. The management risk committee reports to the full board or appropriate board committee periodically and more frequently as needed.

Risk oversight responsibilities related to the substance of each identified key risk exposure, such as the application of the board’s risk tolerance in a particular area, are in some cases carried out by the full board without any delegation to a committee. For example, the full board directly oversees our risk management activities with respect to risks associated with our strategic direction. More frequently, oversight of defined risk exposures is carried out by the board committee with the most relevant subject-matter expertise. In these cases, the relevant board committee carries out these responsibilities utilizing the process established by the Risk Oversight Committee, with reporting obligations to the full board. Our board has delegated risk oversight responsibilities for certain key risk exposures to its committees as follows:

•	Audit Committee. The Audit Committee oversees our risk management activities with respect to our financial reporting and disclosure obligations as well as our financial management and liquidity risks.

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•	Compensation Committee. The Compensation Committee oversees our risk management activities with respect to our compensation policies and practices for our executive officers and all other employees, specifically to ensure that our policies and practices promote appropriate approaches to risk management. The Compensation Committee also oversees our succession planning.

•	Governance and Nominating Committee. The Governance and Nominating Committee oversees our risk management activities with respect to our corporate governance structure at the board and senior management level. At the board level, functions of the Governance and Nominating Committee are intended to ensure that our full board and its other committees continue to operate functionally and with an appropriate degree of independence from management. At the senior management level, the Governance and Nominating Committee promotes a risk-aware culture by, for example, periodically reviewing our employee business code of conduct and ethics.

•	Risk Oversight Committee. In addition to the process-oriented risk management activities outlined above, the Risk Oversight Committee directly oversees our risk management activities with respect to enterprise risk management, business continuity and disaster recovery, regulatory and industry compliance, geopolitical risk and privacy.

•	Technology Committee. The Technology Committee oversees our risk management activities with respect to information security and the scalability of our technological infrastructure.

Director Compensation

Our non-employee director compensation plan is designed to attract, retain and compensate highly-qualified directors by providing them with competitive compensation and an equity interest in our Company to align their interests with those of our shareholders. In lieu of per-meeting fees, we pay our non-employee directors annual cash and stock retainers, which are payable in advance on the first business day after each annual meeting (prorated for partial periods for new directors). We do not pay additional compensation to directors who are also our employees for their service as a director.

Our Governance and Nominating Committee periodically reviews our non-employee director compensation plan and makes recommendations as necessary to our full board of directors. We pay our non-employee directors the annual cash and stock retainers set forth below:

Director	Annual Basic Cash Retainer	Annual Supplemental Cash Retainer	Annual Stock Retainer
Non-Employee Chairman(1)	$100,000	$95,000	$195,000
Lead Director(2)	$100,000	$65,000	$195,000
Chair of Audit Committee	$100,000	$22,500	$155,000
Chair of Compensation Committee	$100,000	$20,000	$155,000
Chair of Other Committees	$100,000	$17,500	$155,000
All Other Non-Employee Directors	$100,000	N/A	$155,000

(1)	These retainers are payable only if the Chairman of the Board is a non-employee director. Mr. Jacobs, our Chairman of the Board, is a non-employee director and, therefore, receives these retainers. See “Corporate Governance — Board Leadership” beginning on page 13.

(2)	Our board will appoint a lead director only if the Chairman of the Board is an employee of the Company. Since our Chairman of the Board is a non-employee, our board has not appointed a lead director and these retainers are not applicable. See “Corporate Governance — Board Leadership” beginning on page 13.

The number of fully-vested shares of our common stock granted as the annual stock retainer is based on the market price of our common stock on the grant date. As a result, on September 29, 2016, Mr. Jacobs received 1,495 shares of common stock, and each of the other non-employee directors received 1,189 shares of common stock, which represent a proration based on a seven-month period to reflect the Company’s transition to the new fiscal year. Directors are also reimbursed for their out-of-pocket expenses incurred in connection with attendance at board and committee meetings.

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All of the non-employee directors are eligible to participate in our Non-Qualified Deferred Compensation Plan described under “Corporate Governance — Director Compensation — Non-Qualified Deferred Compensation Plan” below. In the 2016 fiscal transition period, only Ms. Marshall participated, and she did not receive any interest on deferred compensation at an above-market rate of interest.

2016 Fiscal Transition Period Director Compensation Table

The following table summarizes the compensation of our non-employee directors during the 2016 fiscal transition period. In connection with the change in the Company’s fiscal year from May 31 to December 31, with respect to the base cash retainer, supplemental cash retainer and annual stock retainer paid or granted, as applicable, all amounts shown below reflect a proration based on a seven-month period to reflect the Company’s transition to the new fiscal year. Mr. Plummer was not a director of the Company during the 2016 fiscal transition period and is accordingly omitted from the tables below.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
William I Jacobs	$113,750	$113,750	$227,500
Robert H.B. Baldwin, Jr.	$58,334	$90,417	$148,751
John G. Bruno	$73,945	$90,417	$164,362
Mitchell L. Hollin	$70,000	$90,417	$160,417
Ruth Ann Marshall	$68,542	$90,417	$158,959
John M. Partridge	$58,334	$90,417	$148,751
Alan M. Silberstein	$68,542	$90,417	$158,959
Michael W. Trapp(3)	$71,459	$90,417	$161,876
Gerald J. Wilkins(4)	$—	$—	$—

(1)	Represents basic and supplemental cash retainers earned during the 2016 fiscal transition period. All annual cash retainers are payable in advance on the first business day after each annual meeting (prorated for partial periods for new directors and new committee chair appointments) and are considered fully earned when paid.

(2)	Represents the aggregate grant date fair value of awards of stock granted on September 29, 2016, all of which were fully-vested on the grant date, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation, or FASB ASC Topic 718. The amount shown in this column is based on the closing price of our common stock on the grant date. None of our non-employee directors had any unvested stock awards outstanding as of December 31, 2016. Prior to fiscal 2012, our non-employee directors received grants of stock options with four-year vesting periods and ten-year expiration periods. All of these stock options were fully vested as of December 31, 2016. The following table reflects the stock options for each non-employee director that were outstanding as of December 31, 2016.

Non-Employee Directors	Options Outstanding as of December 31, 2016
William I Jacobs	41,508
Robert H.B. Baldwin, Jr.	—
John G. Bruno	—
Mitchell L. Hollin	—
Ruth Ann Marshall	41,508
John M. Partridge	—
Alan M. Silberstein	41,508
Michael W. Trapp(3)	—

(3)	Mr. Trapp is not standing for election at the 2017 annual meeting of shareholders due to director age limitations under our corporate governance guidelines.

(4)	Mr. Wilkins retired from our board of directors on June 27, 2016.

GLOBAL PAYMENTS INC. | 2017 Proxy Statement  – 19

Non-Qualified Deferred Compensation Plan

The non-employee directors are eligible to participate in our non-qualified deferred compensation plan, or the deferred compensation plan. Ms. Marshall is the only director who participated in the deferred compensation plan during the 2016 fiscal transition period. Pursuant to the deferred compensation plan, non-employee directors are permitted to elect to defer up to 100% of their annual cash retainer. Participant accounts are credited with earnings based on the participant’s investment allocation among a menu of investment options selected by the deferred compensation plan administrator. Participants are 100% vested in the participant deferrals and related earnings. We do not make contributions to the deferred compensation plan and do not guarantee any return on participant account balances. Participants may allocate their plan accounts into sub-accounts that are payable upon separation from service or on designated specified dates. Except in the case of death or disability, participants may elect in advance to have their various account balances pay out in a single lump sum or in installments over a period of two to ten years. In the event a participant separates from service by reason of death or disability, the participant or his or her designated beneficiary will receive the undistributed portion of his or her account balances in a lump-sum payment. Subject to approval by the deferred compensation plan administrator, in the event of an unforeseen financial emergency beyond the participant’s control, a participant may request a withdrawal from an account up to the amount necessary to satisfy the emergency (provided the participant does not have the financial resources to otherwise meet the hardship).

Target Stock Ownership Guidelines

Our board of directors has implemented stock ownership guidelines for our directors in order to foster equity ownership and align the interests of our directors with our shareholders. Within five years of becoming a director, each director is expected to beneficially own a number of shares of our common stock at least equal in value to 500% of the director’s annual cash retainer.

Contacting Our Board of Directors

Any interested party may contact any or all of our directors by directing such communications to the applicable directors in care of the Corporate Secretary at our address at 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328-3473. Any correspondence received by the Corporate Secretary in accordance with the foregoing will be forwarded to the applicable director or directors.

20 – GLOBAL PAYMENTS INC. | 2017 Proxy Statement

Common Stock Ownership

Common Stock Ownership by Management

The following table sets forth information as of February 28, 2017 with respect to the beneficial ownership of our common stock by (i) each of our directors, (ii) each of our named executive officers, and (iii) the 14 persons, as a group, who were directors or executive officers of our Company on February 28, 2017.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(2)	Shares Issuable Upon Exercise of Stock Options(3)	Total	Percentage of Class
Named Executive Officers:
Jeffrey S. Sloan(4)	278,727	162,192	440,919	*
David E. Mangum	161,929	38,646	200,575	*
Cameron M. Bready	53,202	31,166	84,368	*
Guido F. Sacchi	17,022	—	17,022	*
David L. Green	25,549	16,476	42,025	*
Non-Employee Director and Director Nominees:
William I Jacobs	42,011	41,508	84,119	*
Robert H.B. Baldwin, Jr.(5)	306,108	—	306,108	*
John G. Bruno	8,290	—	8,290	*
Mitchell L. Hollin	32,175	—	32,175	*
Ruth Ann Marshall.	34,267	41,508	75,775	*
John M. Partridge	10,984	—	10,984	*
Alan M. Silberstein	49,093	30,704	79,797	*
Michael W. Trapp(6)	35,298	—	35,298	*
All Directors and Executive Officers as a Group	1,061,680	362,200	1,423,880	*

*	Less than one percent.

(1)	The address of each of the directors and officers listed is c/o Global Payments Inc., 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328-3473.

(2)	Includes the number of shares of common stock the person “beneficially owns,” as determined by SEC rules, other than shares issuable upon the exercise of options that are currently vested or that will vest within 60 days of February 28, 2017. Unless otherwise indicated, each person listed in the table possesses sole voting and investment power with respect to the common shares reported in this column to be owned by such person.

(3)	Includes the number of shares that the person had a right to acquire as of, or within 60 days after, February 28, 2017 through the exercise of stock options.

(4)	Includes 35,035 shares held by a grantor retained annuity trust, of which Mr. Sloan disclaims beneficial ownership except to the extent of his pecuniary interest.

(5)	Includes 20,356 shares held by the Robert H.B. Baldwin, Jr. Trust U/A/D June 30, 2004, of which Mr. Baldwin disclaims beneficial ownership except to the extent of his pecuniary interest.

(6)	Includes 12,354 shares owned by the revocable Michael Trapp Trust, dated October 19, 2006 for which Mr. Trapp and his spouse serve as co-trustees, of which Mr. Trapp disclaims beneficial ownership except to the extent of his pecuniary interest. Mr. Trapp will not stand for re-election at the 2017 annual meeting of shareholders due to director age limitations under our corporate governance guidelines.

GLOBAL PAYMENTS INC. | 2017 Proxy Statement  – 21

Common Stock Ownership by Non-Management Shareholders

The following table sets forth information as of February 14, 2017 with respect to the only persons who are known by us, based exclusively on such persons’ filings with the SEC under Sections 13(d) and 13(g) of the Exchange Act, to be the beneficial owners of more than 5% of the outstanding shares of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares(1)
FMR LLC(2)	13,269,443	8.63%
Wellington Management Group LLP(3)	16,813,689	10.94%
The Vanguard Group(4)	14,421,726	9.38%
BlackRock, Inc.(5)	14,197,604	9.2%
T. Rowe Price Associates, Inc.(6)	7,969,161	5.1%

(1)	Percentages calculated based on number of shares outstanding as of February 14, 2017.

(2)	This information is contained in a Schedule 13G/A filed by FMR LLC with the SEC on February 14, 2017. FMR LLC reported sole dispositive power of all shares reported above and sole voting power of 350,270 of the shares listed above. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(3)	This information is contained in a Schedule 13G/A filed by Wellington Management Group LLP with the SEC on February 9, 2017. Wellington Management Group LLP reported shared dispositive power of all shares listed above and shared voting power for 12,616,823 of the shares listed above. The address of Wellington Management Group LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts.

(4)	This information is contained in a Schedule 13G/A filed by The Vanguard Group with the SEC on February 13, 2017. The Vanguard Group reported sole dispositive power for 14,153,925 shares, shared dispositive power for 267,801 shares, sole voting power for 241,763 shares, and shared voting power for 30,038 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(5)	This information is contained in a Scheduled 13G/A filed by Blackrock, Inc. with the SEC on January 24, 2017. Blackrock, Inc. reported sole dispositive power of all shares listed above and sole voting power of 12,357,992 of the shares listed above. The address of Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022.

(6)	This information is contained in a Schedule 13G/A filed by T. Rowe Price Associates, Inc. with the SEC on February 7, 2017. T. Rowe Price Associates, Inc. reported sole dispositive power for 7,969,161 shares and sole voting power for 2,415,381 shares.

22 – GLOBAL PAYMENTS INC. | 2017 Proxy Statement

Biographical Information About Our Executive Officers

Biographical and other information about each of our current executive officers is set forth below, except for Mr. Sloan, our Chief Executive Officer, whose biographical information is provided above under “Proposal One: Election of Directors — Nominees for Election as Directors” beginning on page 9.

Name	Age	Current Position	Position with Global Payments and Other Principal Business Affiliations
David E. Mangum	51	President and Chief Operating Officer	President and Chief Operating Officer (since June 2014); Senior Executive Vice President and Chief Financial Officer of the Company (August 2011 — June 2014); Executive Vice President and Chief Financial Officer of the Company (2008 — August 2011); Executive Vice President, Fiserv Corp., a financial services technology provider which acquired CheckFree Corporation in 2007 (2007 –2008); Executive Vice President and Chief Financial Officer, CheckFree Corporation (2000 — 2007); Senior Vice President, Finance and Accounting, CheckFree Corporation (1999 — 2000).
Cameron M. Bready	45	Senior Executive Vice President and Chief Financial Officer	Senior Executive Vice President and Chief Financial Officer (since March 2017); Executive Vice President and Chief Financial Officer (June 2014-February 2017); Executive Vice President and Chief Financial Officer, ITC Holdings Corp., or ITC, a publicly-traded independent electric transmission company (February 2012 — June 2014); Executive Vice President, Treasurer and Chief Financial Officer, ITC (January 2011 — February 2012); Senior Vice President, Treasurer and Chief Financial Officer, ITC (2009 — January 2011).
Dr. Guido F. Sacchi	53	Executive Vice President and Chief Information Officer	Executive Vice President and Chief Information Officer (since August 2013); Chief Information Officer of the Company (June 2011 — August 2013); Managing Director, Digital Commerce, Slalom, LLC d/b/a Slalom Consulting, a consulting firm (April 2010 — May 2011); Chief Executive Officer, Moneta Corp., a consumer online payments company (2008 — 2010).
David L. Green	49	Executive Vice President, General Counsel and Corporate Secretary	Executive Vice President, General Counsel and Corporate Secretary (since November 2013); Senior Vice President and Division General Counsel of the Company (November 2011 — November 2013); Vice President and Division General Counsel of the Company (2007 — November 2011).
David M. Sheffield	55	Senior Vice President and Chief Accounting Officer	Senior Vice President and Chief Accounting Officer (since April 2015); Vice President, Accounting and Controller — U.S. Tower Division of American Tower Corporation, a publicly-traded real estate investment trust (January 2012 to April 2015); Vice President, Finance and Chief Accounting Officer of EMS Technologies, Inc., a publicly-traded technology company (2008 — January 2012).

There are no arrangements or understandings between any of our executive officers and any other person pursuant to which any of them was appointed an officer, other than arrangements or understandings with our officers acting solely in their capacities as such.

GLOBAL PAYMENTS INC. | 2017 Proxy Statement  – 23

Proposal Two: Advisory Vote to Approve the Compensation of Our Named Executive Officers

In accordance with Section 14A of the Exchange Act, our board of directors is asking shareholders to approve an advisory resolution on executive compensation. The advisory vote is a non-binding vote to approve the compensation of our named executive officers. The vote, which is known as a “say-on-pay” vote, is intended to give our shareholders the opportunity to express their views on our named executive officers’ compensation. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. At last year’s annual meeting of shareholders, approximately 98.8% of the votes cast were cast in support of the compensation of our named executive officers. The text of the resolution is as follows:

Resolved, that the Company’s shareholders APPROVE, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the summary compensation table and related compensation tables and narrative discussion.

We urge you to read the Compensation Discussion and Analysis in this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy. You should also read the summary compensation table and other related compensation tables and narrative disclosure which provide additional details about the compensation of our named executive officers in the 2016 fiscal transition period. We have designed our compensation and benefits program and philosophy to attract, retain and motivate talented, qualified and committed executive officers who share our philosophy and desire to work toward our goals. We believe that for the 2016 fiscal transition period, our executive compensation program aligned individual compensation with the short-term and long-term performance of our Company in ways such as the following:

•	Pay opportunities were appropriate to the size of our Company when compared to peer companies.

•	Our compensation program was heavily performance-based, using multiple measures for short-term incentives and a simple, single measure for long-term incentives, as described in this proxy statement.

•	Performance metrics under our short-term incentive plan are adjusted to reflect acquisitions that we make.

•	Long-term incentives were linked to shareholder value through performance units, stock options and time-based restricted stock that change in value as share price fluctuates.

•	Perquisites are a minor part of our compensation program.

•	Excise tax gross-ups are not provided to any of our executive officers.

•	Executives are subject to stock ownership requirements.

•	Our insider trading policy prohibits directors and employees from engaging in any transaction in which they profit if the value of our common stock falls.

•	Pursuant to our clawback policy, we may recoup the value of any annual or long-term incentive awards provided to any executive officers in the event that our financial statements are restated due to material noncompliance with any financial reporting requirement.

•	Change-in-control severance provisions in employment agreements are double trigger.

•	The Compensation Committee engages independent compensation consultants.

•	The Compensation Committee certifies performance results for purposes of executive compensation.

•	We do not re-price stock options or issue discounted stock options.

•	We do not pay dividend equivalent rights with respect to restricted stock units.

The vote regarding the compensation of our named executive officers described in this Proposal No. 2 is advisory, and therefore, is not binding on us or our board. Although non-binding, our board values the opinions

24 – GLOBAL PAYMENTS INC. | 2017 Proxy Statement

that shareholders express in their votes and will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs as it deems appropriate. Our board of directors has adopted a policy providing for an annual say-on-pay vote. Unless our board of directors modifies this policy, the next say-on-pay vote will be held at our next annual shareholder meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

“FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR

NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

GLOBAL PAYMENTS INC. | 2017 Proxy Statement  – 25

Compensation Discussion and Analysis

2016 Fiscal Transition Period Performance Highlights

•	GAAP revenues increased by 27.3% to $2.2 billion for the 2016 fiscal transition period from $1.7 billion for the prior-year period, reflecting growth in each of our operating segments and additional revenues from acquired businesses, despite the unfavorable effect of fluctuations in foreign currency exchange rates of $35.3 million.

•	GAAP net income attributable to Global Payments was $124.9 million for the 2016 fiscal transition period compared to $194.8 million for the prior-year period, reflecting additional intangible amortization expenses of $145.6 million associated with recently acquired businesses, integration expenses associated with our merger with Heartland of $91.6 million and the unfavorable effect of fluctuations in foreign currency. Diluted earnings per share were $0.81 for the 2016 fiscal transition period compared to $1.49 for the prior-year period.

•	On October 31, 2016, we amended our corporate credit facility, which among other things increased our borrowing capacity by $250 million and reduced the leverage-based margin on our term loans and revolving credit facility. We expect this refinancing to yield $10 million to $12 million of annual interest expense savings, net of additional anticipated expense associated with future interest rate hedging activities.

•	We raised our expectation for expense synergies from the Heartland merger to $135 million, a $10 million increase from our prior target based on significant progress integrating Heartland.

•	Over the 12-month period from March 1, 2016 through February 28, 2017 (the month preceding the mailing of this proxy), our stock price increased by 30%. Our stock price from June 1, 2013 through February 28, 2017 relative to the performance of our peer group and the S&P 500 index, which we joined in April 2016, is shown in the graph below.

The following graph compares the cumulative shareholder returns of $100 invested in the S&P 500 Index, our Company and the average of our performance peer group from June 1, 2013 through February 28, 2017, assuming reinvestment of dividends.

The graph excludes peer group performance for PayPal, Inc. and First Data Corp., because these two companies were not publicly traded for the full period presented above.

26 – GLOBAL PAYMENTS INC. | 2017 Proxy Statement

Compensation Highlights

The following charts show the mix of total target compensation for our Chief Executive Officer and for all the other named executive officers as a group, based on a weighted average, as well as the portion of that compensation that is subject to forfeiture (“at risk”) or performance-based (exclusive of one-time synergy units granted during the 2016 fiscal transition period).

CEO TOTAL TARGET COMPENSATION	OTHER NEOs TOTAL TARGET COMPENSATION

Our compensation program is aligned with short- and long-term Company performance and reflects best practices to ensure sound corporate governance. As illustrated above, with the exception of base salary and time-based restricted stock awards, all target compensation is performance-based. Executives are also subject to stock ownership guidelines, and the securities they are required to hold under those guidelines will continue to fluctuate with our share price.

The short-term cash incentives awarded under our annual performance plan incent and reward our executives for achievement of short-term goals aligned with our 2016 fiscal transition period operating plan. The long-term incentive plan incents and rewards our executives for achievement of long-term goals measured over a multi-year period. Together, these plans support our strategy of facilitating the adoption of, and transition to, card, electronic and digital-based payments by expanding our share in existing markets through our distribution channels, new products and services and acquisitions to improve our scale of offerings, while simultaneously seeking expansion into new markets through acquisitions around the world.

Our annual performance plan is 100% based on achievement of Company performance goals, equally weighted between adjusted earnings per share, which we refer to as “adjusted EPS,” adjusted net revenue and adjusted operating margin. For the 2016 fiscal transition period, each of our named executive officers (identified below) earned 113% of his target under the annual performance plan. These performance goals are discussed below under “Compensation Discussion and Analysis — Short-Term Incentive Plan” beginning on page 31.

Awards under our long-term incentive plan include performance-based restricted stock units, which we refer to as “performance units,” stock options and time-based restricted stock. Performance units are earned based on achievement of an adjusted EPS growth target over a three-year performance period. To the extent earned, performance units convert into unrestricted shares after performance results for the three-year performance period are certified by the Compensation Committee. Stock options and restricted stock vest in equal installments on each of the first three anniversaries of their respective grant dates. During the 2016 fiscal transition period, the Compensation Committee also granted a one-time supplemental award of synergy units, which vest, if at all, based upon the achievement of pre-established goals related to the Heartland transaction. The value of each of the long-term incentive awards changes as our share price changes, thereby aligning the interests of our executives with those of our shareholders. Awards under our long-term incentive plan for the 2016 fiscal transition period are discussed below under “Compensation Discussion and Analysis — Long-Term Incentive Plan” beginning on page 33.

GLOBAL PAYMENTS INC. | 2017 Proxy Statement  – 27

Named Executive Officers

The following individuals are identified as “named executive officers” pursuant to SEC rules for the purpose of describing our compensation for the 2016 fiscal transition period:

•	Jeffrey S. Sloan, Chief Executive Officer;

•	David E. Mangum, President and Chief Operating Officer;

•	Cameron M. Bready, Senior Executive Vice President and Chief Financial Officer;

•	Dr. Guido F. Sacchi, Executive Vice President and Chief Information Officer; and

•	David L. Green, Executive Vice President, General Counsel and Corporate Secretary.

The discussion below explains the detailed information provided in the tables contained in this section and places that information within the context of our overall compensation program. See “Compensation of Named Executive Officers” below for a series of tables containing specific information about the compensation earned or paid in the 2016 fiscal transition period to our named executive officers.

How Compensation Decisions Are Made

Objectives of Compensation Policies

Our Compensation Committee designs and at least annually reviews our compensation program with a view to retaining and attracting executive leadership of a caliber and level of experience necessary to manage our complex, growth-oriented and global businesses. Our objective is to maintain a compensation program that will allow us to:

•	support the financial and business objectives of our organization;

•	attract, motivate and retain highly qualified executives;

•	create an environment where performance is expected and rewarded;

•	deliver an externally competitive and transparent total compensation structure; and

•	align the interests of our executives with our shareholders.

In order to achieve these results, our Compensation Committee believes our program must:

•	provide our executives with total compensation opportunities at levels that are competitive for comparable positions in a highly competitive industry;

•	provide variable, at-risk incentive award opportunities that are only payable if specific goals are achieved;

•	provide significant upside opportunities for outstanding performance;

•	align our executives’ interests with those of our shareholders by making stock-based incentives a core element of our executives’ compensation; and

•	protect our competitive position by prohibiting our executive officers from competing with our Company for a specified period of time following termination of employment.

Our Compensation Committee also considers and assesses risk mitigation factors and potential risk aggravators in our compensation program. For the 2016 fiscal transition period, our Compensation Committee concluded that our compensation practices are balanced, do not encourage excessive risk taking by our employees, and are not reasonably likely to have a material adverse effect on our Company.

Role of the Independent Compensation Consultant

Our Compensation Committee retained Frederic W. Cook & Co., Inc., or FWC, as its independent compensation consultant. The Compensation Committee assessed the independence of FWC and whether its work raised any conflict of interest, taking into consideration the independence factors set forth in applicable SEC and NYSE

28 – GLOBAL PAYMENTS INC. | 2017 Proxy Statement

rules, and determined that FWC is independent. FWC took guidance from and reported directly to the Compensation Committee and, solely with respect to non-employee director compensation, the Governance and Nominating Committee. FWC advised the Compensation Committee on current and future trends and issues in executive compensation and on the competitiveness of the compensation structure and levels of our executives, including our named executive officers. At the request of the Compensation Committee and to provide context for the Compensation Committee’s compensation decisions made for the 2016 fiscal transition period, FWC performed the following services relating to the Company’s 2016 fiscal transition period compensation:

•	Conducted a market review and analysis for our named executive officers to determine whether their total targeted compensation opportunities were competitive with positions of a similar scope in similarly sized companies in similar industries;

•	Prepared tally sheets on our named executive officers to allow the Compensation Committee to review the reasonableness of the total wealth accumulated during each executive’s tenure with our Company and to show the impact on our Company in the event of a termination of employment;

•	Assisted with an analysis and update to our compensation peer group; and

•	Attended Compensation Committee meetings, as requested by the committee, to discuss these items.

All services performed for us by FWC during the 2016 fiscal transition period were related to executive or director compensation.

Market Data

Our Compensation Committee considers the compensation programs and practices and resulting NEO compensation opportunities and levels of selected other companies to assist us in setting our executive compensation to ensure that it remains competitive. For the 2016 fiscal transition period, our Compensation Committee requested that FWC review our peer group and suggest potential revisions. The Compensation Committee reviewed and discussed the analysis and approved the following peer group for compensation benchmarking purposes. The companies were chosen because (i) each company in the peer group is in the transaction processing or data services business, (ii) each company in the peer group is publicly traded, (iii) at the time the peer group was constructed, our revenues were near the median of the group as a whole, and (iv) we compete for talent with many of these companies. For the 2016 fiscal transition period, our peer group included the following companies:

•   Alliance Data Systems Corporation

•   Automatic Data Processing, Inc.

•   Broadridge Financial Solutions, Inc.

•   DST Systems, Inc.

•   Equifax Inc.

•   Euronet Worldwide, Inc.

•   Fidelity National Information Services, Inc.

• First Data Corporation • Fiserv, Inc • Paychex, Inc. • Paypal Holdings, Inc. • Total System Services, Inc. • Vantiv, Inc. • Verifone Systems, Inc. • The Western Union Company

The group of peer companies listed above is the same as the peer group used for fiscal 2016, except for certain changes to ensure that the peer group reflected the Company’s growth resulting from the acquisition of Heartland. In addition to the removal of Heartland, the two smallest companies, Dun & Bradstreet Corporation and Jack Henry & Associations, Inc., were removed and three larger companies, Automatic Data Processing, Inc, First Data Corporation and PayPal Holdings, Inc., were added. Before the Compensation Committee set the 2016 fiscal transition period compensation, FWC collected and analyzed comprehensive market data for the Committee’s use. FWC presented market figures representing competitive ranges for base salary, target short-term incentive opportunity and long-term incentive opportunity.

GLOBAL PAYMENTS INC. | 2017 Proxy Statement  – 29

Role of Executive Officers

At the beginning of the 2016 fiscal transition period, our Chief Executive Officer, with the assistance of our human resources department, developed compensation recommendations for the executive officers who reported directly to him (including our named executive officers) based on market data supplied by FWC, our Company’s performance relative to goals approved by the Compensation Committee and other individual contributions to our performance. The FWC report examined market data from our peer group and analyzed compensation for comparable positions for our named executive officers. The Compensation Committee considered the Chief Executive Officer’s recommendations, in conjunction with the counsel of FWC and the market data, in determining the compensation elements for these named executive officers. In considering the FWC report, the Compensation Committee primarily considered and reviewed the median level of compensation within the peer group. In setting actual compensation levels for our named executive officers, however, the Compensation Committee did not target any element of compensation at a particular percentile or percentile range of the peer group data. Rather, the Compensation Committee uses this information as one input in its decision-making process. The Compensation Committee determined all aspects of Mr. Sloan’s compensation as Chief Executive Officer in consultation with FWC. Mr. Sloan did not participate in the Compensation Committee’s determination of his compensation.

Shareholder Say-on-Pay Vote for Fiscal 2016 and Compensation Actions Taken

At last year’s annual meeting of shareholders, approximately 98.8% of the votes cast were cast in support of the compensation of our named executive officers. The Compensation Committee considered this a positive result and concluded that the shareholders support the compensation paid to our executive officers and our overall pay practices. In light of this support, the Compensation Committee decided to retain the design of our executive compensation program.

The Compensation Committee will continue to monitor best practices, future advisory votes on executive compensation and other shareholder feedback to guide it in evaluating our executive compensation program. The Compensation Committee invites our shareholders to communicate any concerns or opinions on executive pay directly to our board of directors. Please refer to “Corporate Governance — Contacting Our Board of Directors” on page 20 for information about communicating with the board of directors.

Elements of Executive Compensation Program

Our Compensation Committee, with guidance from FWC, reviewed the market data for each of our named executive officers and allocated, on an individual basis, the major elements of our compensation, including base salary, short-term incentives and long-term incentives, taking into consideration factors such as the individual’s peer group market position, as well as the individual’s performance, retention, internal equity, individual development and succession planning. The following executive pay at target levels was set by the Compensation Committee for the 2016 fiscal transition period:

Name	Base Salary*	% of Total	Target Short-Term Cash Incentive*	% of Total	Target Long-Term Equity Incentives*	% of Total	Total*
Jeffrey S. Sloan	$1,000,000	12%	$1,600,000	20%	$5,500,000	68%	$8,100,000
David E. Mangum	$600,000	20%	$600,000	20%	$1,800,000	60%	$3,000,000
Cameron M. Bready	$550,000	22%	$495,000	20%	$1,455,000	58%	$2,500,000
Guido F. Sacchi	$470,000	25%	$423,000	23%	$957,000	52%	$1,850,000
David L. Green	$435,000	26%	$369,750	22%	$845,000	51%	$1,649,750

*	Reflects annualized pay opportunity. Amounts paid with respect to the 2016 fiscal transition period were prorated to reflect the seven-month 2016 fiscal transition period.

The annual compensation program also includes other benefits, including limited perquisites and a nonqualified deferred compensation plan.

30 – GLOBAL PAYMENTS INC. | 2017 Proxy Statement

From time to time, our Compensation Committee also may approve certain supplemental awards. During the 2016 fiscal transition period, our Compensation Committee approved and implemented a synergy incentive program in connection with the Heartland transaction, as described in more detail on page 36.

Base Salary

Base salary provides our executive officers with a level of compensation consistent with their skills, responsibilities, experience and performance in relation to comparable positions in the marketplace. Base salary represented 12% of our Chief Executive Officer’s total compensation target and 23% of the total compensation target for our other named executive officers (based on a weighted average). It is the one component of compensation that does not fluctuate with our Company’s performance or the value of our stock. The Compensation Committee reviews the base salaries of our executive officers annually. After an evaluation by the Compensation Committee of the factors described above under “Compensation Discussion and Analysis — How Decisions Are Made — Market Data” on page 29, Messrs. Mangum, Bready and Green received increases in their base salaries for the 2016 fiscal transition period as compared to fiscal 2016.

The base salaries for our named executive officers for the 2016 fiscal transition period, compared to their base salaries in effect at the end of fiscal 2016, are set forth below (on an annualized basis):

Name	TP 2016 (annualized)	Fiscal 2016	% Change
Jeffrey S. Sloan	$1,000,000	$1,000,000	—
David E. Mangum	$600,000	$585,000	3%
Cameron M. Bready	$550,000	$530,000	4%
Guido F. Sacchi	$470,000	$470,000	—
David L. Green	$435,000	$400,000	9%

The Compensation Committee considers adjustments to base salary for our named executive officers on an annual basis and may do so more frequently upon a change in circumstances. The Compensation Committee determined to increase the salaries of Messrs. Mangum, Bready and Green for the 2016 fiscal transition period after considering, among other inputs, the market data on comparable positions from our peer group set forth in the FWC report, including but not limited to the median level of compensation for comparable positions. The Compensation Committee also considered Mr. Sloan’s assessment of Messrs. Mangum, Bready and Green. The Compensation Committee does not use a specific formula for evaluating the individual performance of each named executive officer. The Compensation Committee makes each assessment taking into consideration the competitiveness of each named executive officer’s pay opportunity, the quality and effectiveness of each named executive officer’s leadership and their respective contribution to the Company’s financial and operational success, as well as the totality of the executive’s performance.

Short-Term Incentive Plan

Under our short-term incentive plan, we provide our named executive officers with short-term incentive opportunities to motivate and reward them for the achievement of our defined business goals and objectives. Our short-term incentive plan provides an opportunity for executives to earn variable at-risk cash compensation and is designed to allow annual incentive awards that are fully deductible under Section 162(m) of the Code as further described under “Compensation, Discussion and Analysis — Tax Considerations” on page 38 below.

GLOBAL PAYMENTS INC. | 2017 Proxy Statement  – 31

Target Bonus Opportunities

For the 2016 fiscal transition period, after its review of the market data, our Compensation Committee approved the following target bonus opportunities for each of our named executive officers, expressed as a percentage of base salary:

	Target Bonus Opportunity*	% of Base Salary
Jeffrey S. Sloan	$1,600,000	160%
David E. Mangum	$600,000	100%
Cameron M. Bready	$495,000	90%
Guido F. Sacchi	$423,000	90%
David. L. Green	$369,750	85%

*	Reflects annualized bonus opportunity. Amounts payable with respect to the 2016 fiscal transition period were prorated to reflect the seven-month 2016 fiscal transition period.

In determining the target bonus opportunities for each named executive officer for the 2016 fiscal transition period, the Compensation Committee considered the market data for bonus target opportunity and target total cash compensation opportunity for comparable positions within our peer group, as reflected in the FWC report, and the Compensation Committee’s general assessment of the Chief Executive Officer, and the Chief Executive Officer’s assessment and recommendations with respect to the other named executive officers. The Compensation Committee does not use a specific formula for evaluating the individual performance of each named executive officer. The Compensation Committee makes each assessment taking into consideration the quality and effectiveness of each named executive officer’s leadership and their respective contribution to the Company’s financial and operational success, as well as the totality of the executive’s performance.

Performance Metrics

For the 2016 fiscal transition period, the Compensation Committee allocated the target opportunity under the short-term incentive plan evenly among the following three performance metrics: adjusted EPS, adjusted net revenue and adjusted operating margin, which are non-GAAP financial measures. See Appendix A to this proxy statement for a description of the calculation of these measures.

Adjusted EPS is a primary metric management uses to more clearly focus on the economic benefits to our core business and other factors we believe are pertinent to the daily management of our operations. We use adjusted net revenue because we believe it demonstrates our performance in further penetrating our global footprint and executing against our market opportunities. We use adjusted operating margin because we believe it allows us to assess the quality and efficiency of our operations to promote a long-term outlook.

Because these performance metrics are calculated for the sole purpose of determining compensation, they may differ from similar non-GAAP financial measures reported elsewhere in Company filings. For each of these separately-calculated performance metrics, each named executive officer could earn up to 200% of the target opportunity.

Degree of Performance Attainment	Adjusted EPS Weighted 33%	Adjusted Net Revenue Weighted 33%	Adjusted Operating Margin Weighted 33%	Total Opportunity
Maximum	200%	200%	200%	200%
Target	100%	100%	100%	100%
Threshold	50%	50%	50%	50%
Below Threshold	0%	0%	0%	0%

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The following table sets forth the range of goals for the 2016 fiscal transition period performance measures, our actual performance results for the 2016 fiscal transition period and the resulting payouts.

Performance / Payout	Adjusted EPS		Adjusted Net Revenue (millions)		Adjusted Operating Margin
Performance thresholds:
Maximum		$2.13		$2,186	30.30%
Target		$1.94		$1,901	29.30%
Threshold		$1.75		$1,616	28.30%
Below Threshold	$	<1.75	$	<1,616	<28.30%
Actual TP 2016 performance		$2.02		$1,914	29.20%
Actual payout		140%		105%	95%

Payouts for 2016 Fiscal Transition Period Short-Term Incentive Plan

The following table summarizes the final performance incentive plan payouts for each named executive officer based on 2016 fiscal transition period performance for each performance metric and in total:

Name	Adjusted EPS	Adjusted Net Revenue	Adjusted Operating Margin	Total Payout	Percentage of Target Payout
Jeffrey S. Sloan	$435,556	$326,667	$295,556	$1,057,778	113%
David E. Mangum	$163,333	$122,500	$110,833	$396,667	113%
Cameron M. Bready	$134,750	$101,063	$91,438	$327,250	113%
Guido F. Sacchi	$115,150	$86,363	$78,138	$279,650	113%
David L. Green	$100,654	$75,491	$68,301	$244,446	113%

Long-Term Incentive Plan

Each year, we grant long-term incentive awards, which we refer to as LTIs, to executives and other key employees throughout the Company. All LTI grants are made pursuant to our 2011 Amended and Restated Incentive Plan, or the 2011 Incentive Plan, which was last approved by our shareholders at our 2016 annual shareholders meeting. All grants of LTIs to our named executive officers were approved by the Compensation Committee and are based on target values consistent with the executives’ skills, responsibilities, experience and performance in relation to comparable positions in the marketplace. LTIs align the executives’ interests with those of the shareholders by linking their compensation to our share price.

In determining the LTI awards for each named executive officer, the Compensation Committee considered the market data for LTI awards and target total direct compensation opportunity for comparable positions within our peer group, as reflected in the FWC report, the Compensation Committee’s general assessment of the Chief Executive Officer, and the Chief Executive Officer’s assessment and recommendations with respect to the other named executive officers. The Compensation Committee does not use a specific formula for evaluating the individual performance of each named executive officer. The Compensation Committee makes each assessment taking into consideration the quality and effectiveness of each named executive officer’s leadership and their respective contribution to the Company’s financial and operational success, as well as the totality of the executive’s performance.

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The annualized LTI grants for our named executive officers represent pay opportunity for performance at target:

Name	Performance Units*	Stock Options*	Restricted Stock*	Total*
Jeffrey S. Sloan	$2,750,000	$1,375,000	$1,375,000	$5,500,000
David E. Mangum	$900,000	$450,000	$450,000	$1,800,000
Cameron M. Bready	$727,500	$363,750	$363,750	$1,455,000
Guido F. Sacchi	$478,500	$239,250	$239,250	$957,000
David L. Green	$422,500	$211,250	$211,250	$845,000

*	Reflects annualized LTI opportunities. The actual LTI grants made during the 2016 fiscal transition period were prorated to reflect the seven-month 2016 fiscal transition period.

Approximately half of the LTIs granted to the executives for the 2016 fiscal transition period were in the form of performance units (expressed at target), approximately 25% were in the form of stock options, and approximately 25% were in the form of time-based restricted shares of common stock. The LTI mix for the 2016 fiscal transition period was the same as for fiscal 2016. In determining the appropriate mix, the Compensation Committee took into account competitive market practices of peer group companies, its belief that a blend of equity awards provides both an incentive and retention effect, and its belief that the utilization of the various LTI awards mitigates compensation risk that may be associated with the use of a single LTI vehicle.

Performance Units

In the 2016 fiscal transition period, our Compensation Committee allocated approximately 50% of the value of the target LTI awards to performance units. The performance units granted to the named executive officers in the 2016 fiscal transition period are earned based on the growth of our annual adjusted EPS over a three-year performance period (June 1, 2016 through May 31, 2019). At the beginning of the performance period, the threshold, target and maximum annual adjusted EPS growth rates are set by the Compensation Committee for the entire three-year performance period. The threshold, target and maximum adjusted EPS growth goal for each of the three years in the performance period is determined as a percentage increase over the actual results from the prior fiscal year, assuming constant currencies.

At the end of the performance period, the adjusted EPS growth performance for each year (calculated separately based on actual adjusted EPS from the preceding year) is evaluated and the calculated payout percentage (0% to 200% of target) is certified by the Compensation Committee. The final payout percentage (as a percentage of target) is determined as the average of each of the three annual payout percentages. As a result, payouts for the second and third year of the performance period require continued growth over a long-term period. Because growth rates are calculated separately for each year in the performance period and are not aggregated over the three-year performance period, the plan allows for a long-term growth goal while recalibrating to actual performance on an annual basis.

The earned units will convert into unrestricted shares on the third anniversary of the performance unit grant date, provided that the Compensation Committee has previously certified the performance results described above. As a result, there is no payout of the award until the end of the three-year performance period.

34 – GLOBAL PAYMENTS INC. | 2017 Proxy Statement

The following table summarizes the performance units based on financial performance metrics at target granted during the 2016 fiscal transition period:

Name	Annualized Target Allocation to Performance Units(1)	Annualized Number of Performance Units(2)	Actual Number of Performance Units Granted(3)
Jeffrey S. Sloan	$2,750,000	36,834	21,487
David E. Mangum	$900,000	12,055	7,032
Cameron M. Bready	$727,500	9,745	5,685
Guido F. Sacchi	$478,500	6,410	3,739
David L. Green	$422,500	5,659	3,302

(1)	Reflects annualized opportunity.
(2)	Calculated as the target allocation to performance units (in dollars) divided by our stock price on the grant date ($74.66).
(3)	Actual number of performance units granted was prorated to reflect the seven-month 2016 fiscal transition period.

Stock Options

In the 2016 fiscal transition period, our Compensation Committee allocated approximately 25% of the value of the target LTI awards to stock options. Our Compensation Committee believes stock options provide a strong incentive for creation of long-term shareholder value, as stock options may be exercised for a profit only to the extent the price of the Company’s stock appreciates after the grant date. The exercise price is the closing price of the stock on the grant date. We do not grant discounted options or re-price previously granted options. The stock options vest in equal installments on each of the first three anniversaries of the grant date, subject to the executive’s continued employment with us on each vesting date. During the 2016 transition period, the Compensation Committee approved the following stock option grants for each of the named executive officers:

Name	Annualized Target Allocation to Stock Options(1)	Annualized Number of Stock Options(2)	Actual Number of Stock Options Granted(3)
Jeffrey S. Sloan	$1,375,000	62,872	36,676
David E. Mangum	$450,000	20,577	12,003
Cameron M. Bready	$363,750	16,633	9,703
Guido F. Sacchi	$239,250	10,940	6,382
David L. Green	$211,250	9,660	5,635

(1)	Reflects annualized opportunity.
(2)	Calculated based on the closing price of our stock on the grant date and the Black-Scholes conversion ratio approved by the Compensation Committee at the time the grants were approved.
(3)	Actual number of stock options granted was prorated to reflect the seven-month 2016 fiscal transition period. Figures in the tables under “Compensation of Named Executive Officers” beginning on page 40 may be slightly different as they reflect specific accounting methodologies required for table reporting as described therein.

Time-Based Restricted Stock

In the 2016 fiscal transition period, our Compensation Committee allocated approximately 25% of the value of target LTI awards to restricted stock. Our Compensation Committee believes restricted stock provides a retentive element to the long-term incentive program while still maintaining alignment with the long-term interests of our shareholders by tying the value of the awards to the value of our stock price. The restricted shares vest in equal installments on each of the first three anniversaries of the grant date, subject to the executive’s continued employment with us on each vesting date.

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Our named executive officers received the following number of restricted shares as part of the compensation plan for the 2016 fiscal transition period:

Name	Annualized Target Allocation to Restricted Stock(1)	Annualized Number of Restricted Shares(2)	Actual Number of Restricted Shares Granted(3)
Jeffrey S. Sloan	$1,375,000	18,417	10,744
David E. Mangum	$450,000	6,028	3,516
Cameron M. Bready	$363,750	4,873	2,843
Guido F. Sacchi	$239,250	3,205	1,870
David L. Green	$211,250	2,830	1,651

(1)	Reflects annualized opportunity.
(2)	Calculated as the target allocation to restricted stock (in dollars) divided by the stock price as of the grant date ($74.66).
(3)	Actual number of restricted shares granted was prorated to reflect the seven-month 2016 fiscal transition period.

One-Time Supplemental Awards

Synergy Incentive Program

Acquisitions have been and remain a key component of our strategy. In April 2016, we completed our merger with Heartland. Unlike our previous acquisitions, our merger with Heartland has been and we believe will continue to be transformative for our Company. The purchase price of approximately $3.9 billion exceeds all of our prior acquisitions in recent history combined. We have generated and intend to continue to generate substantial synergies by fully integrating Heartland’s operations into ours.

Aligning the synergy initiatives of the Heartland merger to the compensation of our key personnel, including our executive management team, will drive the achievement of the initiatives which, in turn, are intended to increase the accretive nature of the transaction and create enterprise value to our shareholders. Accordingly, during the 2016 fiscal transition period our Compensation Committee approved all of the material terms and conditions of a synergy incentive program designed to incentivize our executives to maximize synergies relating to the Heartland transaction and granted the synergy performance units. Under the synergy incentive program, certain eligible employees, including each of our named executive officers, have an opportunity to earn cash and shares of our stock, subject to a maximum limit, based upon the achievement between April 22, 2016 (the closing date for the Heartland transaction) and August 31, 2018 of pre-established synergy goals established by our Compensation Committee.

The following chart summarizes the target and maximum award opportunities pursuant to the synergy incentive program for each of our named executive officers.

Name	Target	Maximum
Jeffrey S. Sloan	$2,200,000	$3,800,000
David E. Mangum	$1,800,000	$3,200,000
Cameron M. Bready	$1,500,000	$2,800,000
Guido F. Sacchi	$1,300,000	$2,400,000
David L. Green	$500,000	$700,000

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The Compensation Committee allocated 50% of the maximum award opportunity to cash and 50% to performance units, as described in the following table.

Name	Maximum Allocation to Cash Award	Maximum Allocation to Synergy Units	Actual Number of Synergy Units Granted(1)
Jeffrey S. Sloan	$1,900,000	$1,900,000	25,924
David E. Mangum	$1,600,000	$1,600,000	21,831
Cameron M. Bready	$1,400,000	$1,400,000	19,102
Guido F. Sacchi	$1,200,000	$1,200,000	16,373
David L. Green	$350,000	$350,000	4,776

(1)	Calculated as the maximum allocation to synergy units (in dollars) divided by our stock price on the closing date of the Heartland transaction ($73.29).

Depending on the Compensation Committee’s certification of the achievement of the synergy goals for the period beginning on April 22, 2016 and ending on August 31, 2018, as presented by an independent accounting firm, each of the named executive officers may earn an award up to the maximum award set forth above, subject to our Compensation Committee’s negative discretion to pay a lesser amount based upon the achievement of the synergy goals. Achievement of synergies below target will result in zero payout. Achievement between target and maximum will result in a payout interpolated between the target and maximum payouts. No incentive is paid for synergies above the maximum goal. Our Compensation Committee has the final authority to determine whether a specific item qualifies as cost savings under the synergy incentive program. The cash portion, to the extent earned, will be paid out in the pay period immediately following August 31, 2018, subject to the executive’s continued employment with us on such date. Half of any earned performance units will convert into unrestricted shares on August 31, 2018, and the remaining units will convert to unrestricted shares on August 31, 2019, subject to the executive’s continued employment with us on each respective date.

Other Benefits

Our named executive officers are eligible to participate in other health and welfare programs that are available to substantially all full-time salaried employees, including our 401(k) plan.

Perquisites offered to our named executive officers on an annual basis are limited to financial planning. These items create taxable income to the executive, which we do not gross up. In addition, we may ask named executive officers and their spouses to participate in President’s Club trips offered as rewards to certain other employees for excellent sales or other performance. We treat the expenses of spouses as taxable income to the executives. Because spousal participation is at our request and can be disruptive to other plans they may have, we gross up that taxable income.

Our named executive officers are also eligible to participate in our non-qualified deferred compensation plan, pursuant to which they may elect to defer up to 100% of their base salary and other forms of compensation. We do not make contributions to the deferred compensation plan. In the 2016 fiscal transition period, none of our named executive officers made any contributions to or withdrawals from the plan. See “Compensation of Named Executive Officers—Non-Qualified Deferred Compensation Plan” on page 47 for more detail regarding the plan.

Employment Agreements

We are party to an employment agreement with all of our named executive officers. These employment agreements provide benefits to our Company and, we believe, are necessary in order to attract and retain highly-qualified executives. Each named executive officer who is a party to an employment agreement has agreed not to disclose confidential information or compete with us, and not to solicit our customers or recruit our employees, for a period of generally 24 months following the termination of his or her employment. In exchange, we offer limited income and benefit protections to the executive, but we do not provide for any excise tax gross-ups. All of our employment agreements with named executive officers contain a term.

GLOBAL PAYMENTS INC. | 2017 Proxy Statement  – 37

Policies and Guidelines

Policy Regarding Timing of Equity Grants

Our Compensation Committee, in its discretion, typically makes the annual grant to all eligible employees as soon as practicable after (but no earlier than) the first business day following the issuance of our earnings release for the fourth quarter of our preceding fiscal year based upon the closing price of our common stock on the grant date, or in the event no earnings release is issued, as soon as practicable after (but not earlier than) the first business day following the Company’s filing of its annual report. Our Compensation Committee from time to time may approve supplemental or other non-recurring grants outside of our annual compensation program at any other time.

Anti-Hedging Policy

Our insider trading policy prohibits directors and employees from engaging in any transaction in which they profit if the value of our common stock declines.

Target Stock Ownership Guidelines

The Compensation Committee has implemented stock ownership guidelines for our executives. This fosters equity ownership and aligns the interests of our executives with our shareholders. Within five years of the executive’s initial appointment to his or her position, our Chief Executive Officer is expected to beneficially own a number of shares at least equal to 500% of his or her base salary, and all other executives are expected to beneficially own a number of shares at least equal to 200% of their base salary. Additionally, each executive is required to hold his or her stock or other securities until the executive has met the applicable ownership guideline. Each of our executive officers was in compliance with the stock ownership guidelines as of the record date.

Clawback Policy

The Compensation Committee has adopted a clawback policy, pursuant to which we may recoup all or any portion of the value of any annual or long-term incentive awards provided to any current or former executive officers in the event that our financial statements are restated due to material noncompliance with any financial reporting requirement under the securities laws.

Tax Considerations

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to any one of our named executive officers (other than our Chief Financial Officer). However, qualifying “performance-based” compensation will not be subject to the deduction limit if certain requirements are met. The 2011 Incentive Plan is designed to allow the Compensation Committee to grant awards that may qualify for the performance-based compensation exemption from Section 162(m), such as the performance-based restricted stock units and synergy incentive awards granted in the 2016 fiscal transition period. Our short-term incentive plan, as a subplan of the 2011 Incentive Plan, also allows annual cash incentive awards that may qualify as performance-based compensation. Under the 2011 Incentive Plan, the minimum threshold performance goal that our Compensation Committee sets for each plan year is the achievement of positive operating income, as reflected in our consolidated statements of income and filed with our Annual Report on Form 10-K for such fiscal year, which we refer to as “threshold operating income performance.” No bonuses will be payable under the short-term incentive plan unless we achieve threshold operating income performance. In any year that our Company achieves threshold operating income performance, our Chief Executive Officer’s maximum award is 2% of such operating income and each other named executive officer’s maximum award is 1% of such operating income (but in no event in excess of $10,000,000 per participant). The Compensation Committee then uses negative discretion to pay a lesser amount. To guide it in exercising such discretion, the Compensation Committee establishes intermediate performance metrics and their respective weightings, and intermediate award opportunity ranges, as it deems appropriate to encourage and reward particular areas of performance.

38 – GLOBAL PAYMENTS INC. | 2017 Proxy Statement

A number of requirements must be met for particular compensation to qualify under Section 162(m), so there can be no assurance that any compensation awarded will be fully deductible under all circumstances. Also, to maintain flexibility in compensating our executives, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the deduction limit when the Compensation Committee believes that such payments are appropriate.

Report of Compensation Committee Members

The members of the Compensation Committee at the time the compensation of our named executive officers for the 2016 transition period was approved have reviewed and discussed the foregoing section entitled “Compensation Discussion and Analysis” with management. Based on such review and discussion, these Compensation Committee members recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement, which is to be incorporated by reference into the Company’s Transition Report on Form 10-K for the 2016 fiscal transition period.

COMPENSATION COMMITTEE MEMBERS

Mitchell L. Hollin (Chair)

William I Jacobs

John M. Partridge

John G. Bruno

GLOBAL PAYMENTS INC. | 2017 Proxy Statement  – 39

Compensation of Named Executive Officers

Summary Compensation Table

The following table presents certain summary information concerning compensation that we paid or accrued for services rendered in all capacities during the 2016 fiscal transition period (referred to in the tables below as “TP 2016”) and for the fiscal years ended May 31, 2016, 2015 and 2014.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)(2)	Stock Awards ($)(3)(5)	Option Awards ($)(4)(5)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Jeffrey S. Sloan Chief Executive Officer	TP 2016	$583,333	(1)		$3,506,376	$802,104	$1,057,778	$28,149	$5,977,740
	2016	$1,000,000		—	$3,375,219	$1,110,782	$2,710,000	$41,401	$8,237,403
	2015	$900,000		—	$6,045,511	$1,120,533	$2,106,324	$33,179	$10,205,547
	2014	$739,333		$350,000	$3,825,841	—	$1,103,390	$41,943	$6,060,507
David E. Mangum President and Chief Operating Officer	TP 2016	$350,000	(1)		$1,687,515	$262,506	$396,667	$28,424	$2,725,111
	2016	$585,000		—	$1,162,577	$382,606	$1,056,900	$35,111	$3,222,194
	2015	$575,000		—	$2,252,574	$385,970	$996,820	$29,205	$4,239,569
	2014	$530,000		$315,000	$1,293,079	—	$569,607	$27,600	$2,735,286
Cameron M. Bready	TP 2016	$320,833	(1)		$1,386,677	$212,205	$327,250	$29,973	$2,276,938
Senior Executive Vice President and Chief Financial Officer	2016	$530,000		—	$937,667	$308,568	$861,780	$35,715	$2,673,730
	2015	$458,904		—	$3,715,644	$311,266	$736,780	$281,974	$5,504,568
Guido F. Sacchi	TP 2016	$274,167	(1)		$1,068,777	$139,574	$279,650	$13,907	$1,776,075
EVP and Chief Information Officer	2016	$470,000		—	$600,133	$197,496	$721,763	$29,253	$2,018,645
	2015	$375,000		—	$1,049,899	$174,322	$390,060	$28,400	$2,017,681
	2014	$350,200		—	$505,981	—	$212,428	$21,859	$1,090,468
David L. Green	TP 2016	$253,750	(1)		$619,783	123,237	$244,446	$10,538	$1,251,755
EVP, General Counsel and Corporate Secretary	2016	$400,000		—	$562,667	$185,141	$578,133	$35,682	$1,761,623
	2015	$320,000		—	$799,549	$130,745	$277,376	$27,543	$1,555,213

(1)	Represents base salary earned during the seven months in the 2016 fiscal transition period.

(2)	This column represents the discretionary bonus amounts paid for fiscal 2014.

(3)	This column reflects the aggregate grant date fair value of awards of time-based restricted shares of our common stock and awards of performance-based restricted stock units (including performance units and synergy units, and, for fiscal 2015, supplemental leveraged performance units, or LPUs). The aggregate grant date fair value of awards of time-based restricted shares was calculated in accordance with FASB ASC Topic 718, based on the value of the underlying shares. The aggregate grant date fair value of awards of performance-based restricted stock units (including the synergy units) was calculated in accordance with FASB ASC Topic 718, based on the value of the underlying shares and the probable outcome of performance-based vesting conditions on the grant date (at target performance levels), excluding the effect of estimated forfeitures.

The tables below set forth the maximum grant date fair value for all performance-based awards granted during the 2016 fiscal transition period, fiscal 2016, fiscal 2015 and fiscal 2014, for which an amount less than the maximum is reflected in the table above, assuming that the highest levels of performance conditions were achieved.

	2016 Fiscal Transition Period Performance Units		2016 Fiscal Transition Period Synergy Units
Name	Performance Units Grant Date Fair Value at Target	Performance Units Value Assuming Highest Performance	Synergy Units Grant Date Fair Value at Target	Synergy Units Value Assuming Highest Performance
Jeffrey S. Sloan	$1,604,219	$3,208,438	$1,100,000	$1,900,000
David E. Mangum	$525,009	$1,050,018	$900,000	$1,600,000
Cameron M. Bready	$424,442	$848,884	$750,000	$1,400,000
Guido F. Sacchi	$279,154	$558,308	$650,000	$1,200,000
David L. Green	$246,527	$493,054	$250,000	$350,000

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	Fiscal 2016 Performance Units
Name	Grant Date Fair Value at Target	Value Assuming Highest Performance
Jeffrey S. Sloan	$2,250,000	$4,500,000
David E. Mangum	$775,000	$1,550,000
Cameron M. Bready	$625,000	$1,250,000
Guido F. Sacchi	$400,000	$800,000
David L. Green	$375,000	$750,000

	Fiscal 2015
	Performance Units		LPUs
Name	Grant Date Fair Value at Target	Value Assuming Highest Performance	Grant Date Fair Value at Target	Value Assuming Highest Performance(a)
Jeffrey S. Sloan	$2,250,000	$4,500,000	$2,484,510	$18,522,000
David E. Mangum	$775,000	$1,550,000	$1,014,141	$7,560,000
Cameron M. Bready	$625,000	$1,250,000	$816,922	$6,090,000
Guido F. Sacchi	$350,000	$700,000	$488,323	$3,640,000
David L. Green	$262,500	$525,000	$377,491	$2,814,000

	Fiscal 2014 Performance Units
Name	Grant Date Fair Value at Target		Value Assuming Highest Performance
Jeffrey S. Sloan	$3,825,841		$7,651,682
David E. Mangum	$1,293,079		$2,586,159
Cameron M. Bready	(b	)	(b	)
Guido F. Sacchi	$505,981		$1,011,963
David L. Green	(b	)	(b	)

(a)	If our share price outperforms the S&P 500 index, the number of shares issued upon the conversion of the LPUs, multiplied by our share price on the conversion date, cannot exceed eight times the target amount (in dollars) of the award. If the S&P 500 index outperforms our share price, then the number of shares issued upon the conversion of the LPUs, multiplied by our share price on the conversion date, cannot exceed four times the target amount (in dollars) of the target award. The amounts shown represent eight times the target amount (in dollars) of the award.

(b)	Amounts not reported because the individual was not a named executive officer in the applicable fiscal year.

(4)	This column reflects the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. Each option granted in the 2016 fiscal transition period had a grant date fair value of $21.87, calculated using the Black-Scholes valuation model, assuming a risk-free interest rate of 1.05%, expected volatility of 31.58%, dividend yield of 0.06% and an expected life of five years. Each option granted in fiscal 2016 had a grant date fair value of $15.60, calculated using the Black-Scholes valuation model, assuming a risk-free interest rate of 1.62%, expected volatility of 28.65%, dividend yield of 0.10% and an expected life of five years. Each option granted in fiscal 2015 had a grant date fair value of $16.89, calculated using the Black-Scholes valuation model, assuming a risk-free interest rate of 1.57%, expected volatility of 23.65%, dividend yield of 0.13% and an expected life of five years.

(5)	Amounts and number of shares, as applicable, for the TP 2016 were prorated based on the seven-month 2016 fiscal transition period.

41 – GLOBAL PAYMENTS INC. | 2017 Proxy Statement

(6)	This column includes the following compensation components for the 2016 fiscal transition period:

Name	Company Contributions to 401(k) Plans	Financial Planning Services	Other Perquisites and Personal Benefits(a)	Total
Jeffrey S. Sloan	—	$13,073	$15,076	$28,149
David E. Mangum	$1,600	$10,538	$16,286	$28,424
Cameron M. Bready	$2,446	$10,538	$16,989	$29,973
Guido F. Sacchi	$3,369	$10,538	—	$13,907
David L. Green	—	$10,538	—	$10,538

(a)	These perquisites and personal benefits consist of compensation related to Company-sponsored financial planning services and attendance at Company-sponsored events. The dollar amount of perquisites and personal benefits represents the cost we incurred to provide the perquisite or benefit. Amounts include tax gross-ups for perquisites relating to attendance at Company-sponsored events of $5,827, $6,294 and $6,566 for Messrs. Sloan, Mangum and Bready, respectively.

Grants of Plan-Based Awards in the 2016 Fiscal Transition Period

The following table sets forth information concerning grants of plan-based awards during the 2016 fiscal transition period to our named executive officers, all of which were made pursuant to our 2011 Incentive Plan.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5)
Name		Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Jeffrey S. Sloan
Cash	7/29/16	$291,667	$583,333	$1,166,666
Synergy cash	6/08/16		$1,100,000	$1,900,000
Performance units	7/29/16				10,744	21,487	42,974				$1,604,219
Synergy units	6/08/16					15,009	25,924				$1,100,010
Restricted shares	7/29/16							10,744			$802,147
Stock options	7/29/16								36,676	$74.66	$802,104
David E. Mangum
Cash	7/29/16	$175,000	$350,000	$700,000
Synergy cash	6/08/16		$900,000	$1,600,000
Performance units	7/29/16				3,516	7,032	14,064				$525,009
Synergy units	6/08/16					12,280	21,831				$900,001
Restricted shares	7/29/16							3,516			$262,505
Stock options	7/29/16								12,003	$74.66	$262,506
Cameron M. Bready
Cash	7/29/16	$144,375	$288,750	$577,750
Synergy cash	6/08/16		$750,000	$1,400,000
Performance units	7/29/16				2,843	5,685	11,370				$424,442
Synergy units	6/08/16					10,233	19,102				$749,977
Restricted shares	7/29/16							2,843			$212,258
Stock options	7/29/16								9,703	$74.66	$212,205
Guido F. Sacchi
Cash	7/29/16	$123,375	$246,750	$493,500
Synergy cash	6/08/16		$650,000	$1,200 000
Performance units	7/29/16				1,870	3,739	7,478				$279,154
Synergy units	6/08/16					8,869	16,373				$650,009
Restricted shares	7/29/16							1,870			$139,614
Stock options	7/29/16								6,382	$74.66	$139,574
David L. Green
Cash	7/29/16	$107,844	$215,688	$431,375
Synergy cash	6/08/16		$250,000	$350,000
Performance units	7/29/16				1,651	3,302	6,604				$246,527
Synergy units	6/08/16					3,411	4,776				$249,992
Restricted shares	7/29/16							1,651			$123,264
Stock options	7/29/16								5,635	$74.66	$123,237

(1)

These columns reflect the threshold, target and maximum annual cash incentive opportunities under our short-term incentive plan and target and maximum opportunities for the cash incentive opportunities under the synergy incentive program (which does not have a threshold opportunity). Achievement of synergies

GLOBAL PAYMENTS INC. | 2017 Proxy Statement  – 42

below target will result in zero payout. At the time of the filing of this proxy statement, the actual results of our non-equity incentive plan were certified (with the exception of the opportunities under the synergy incentive program), and our named executive officers received the amounts set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. As reflected in the Summary Compensation table, the amounts earned with respect to the 2016 fiscal transition period were prorated to reflect the 2016 fiscal transition period.

Depending on the Compensation Committee’s certification of the achievement of the synergy goals as presented by an independent accounting firm, each of the named executive officers may earn an award up to the maximum award set forth above, subject to our Compensation Committee’s negative discretion to pay a lesser amount based upon the achievement of the synergy goals. The cash portion, to the extent earned, will be paid out in the pay period immediately following August 31, 2018.

(2)	These columns reflect the number of estimated future payouts (in shares) under (i) performance units granted in the 2016 fiscal transition period based on threshold, target and maximum award opportunities and (ii) synergy units granted in the 2016 fiscal transition period based on target and maximum award opportunities. After a three-year performance period, our Compensation Committee will certify the results and determine the number of performance units that have been earned. Thereafter, all of the performance units will convert to unrestricted shares. Depending on the Compensation Committee’s certification of the achievement of the synergy goals as presented by an independent accounting firm, half of any earned synergy units will convert into unrestricted shares on August 31, 2018 and the remaining units will convert to unrestricted shares on August 31, 2019, subject to the executive’s continued employment with the Company on each respective date. There is no threshold award opportunity for the synergy units. Achievement of synergies below target will result in zero payout. The grantees do not have the right to vote the underlying shares, and dividends are not payable to the grantees until the units are converted into a stock grant at the end of the applicable performance period. Once the stock grant is made, dividends are paid on such stock at the same rate as all of our other shareholders.

(3)	This column reflects the number of restricted shares of our common stock granted in the 2016 fiscal transition period that will vest in equal installments on each of the first three anniversaries of the grant date, subject to continued employment on each vesting date.

(4)	This column represents the number of stock options, which will vest in equal installments on each of the first three anniversaries of the grant date, subject to continued employment on each vesting date.

(5)	This column represents the aggregate grant date fair value of equity awards granted in the 2016 fiscal transition period, calculated in accordance with FASB ASC Topic 718, excluding the estimated effect of forfeitures.

43 – GLOBAL PAYMENTS INC. | 2017 Proxy Statement

Outstanding Equity Awards at December 31, 2016

The following table provides the outstanding equity awards at December 31, 2016 for each of our named executive officers.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Jeffrey S. Sloan	6/1/10	50,000	—	$20.72	6/1/20	—		—	—		—
	8/18/14	88,458	44,228	$35.78	8/18/24	—		—	—		—
	7/30/15	23,734	47,470	$55.92	7/30/25	—		—	—		—
	7/29/16		36,676	$74.66	7/29/26
	7/26/13	—	—	—	—	11,288	(3)	$783,500	—		—
	10/1/13	—	—	—	—	15,296	(3)	$1,061,695	—		—
	8/18/14	—	—	—	—	10,482	(4)	$727,556	—		—
	7/30/15	—	—	—	—	13,414	(4)	$931,066	—		—
	7/29/16					10,744	(4)	$745,741
	8/18/14	—	—	—	—	—		—	125,788	(5)	$8,730,945
	9/30/14	—	—	—	—	—		—	266,850	(6)	$18,522,000
	7/30/15	—	—	—	—	—		—	80,476	(7)	$5,585,839
	6/8/16	—	—	—	—	—		—	25,924	(8)	$1,799,385
	7/29/16								42,974	(9)	$2,982,825

		162,192	128,374			61,224		$4,249,558	542,012		$37,621,053

David E. Mangum	8/18/14	30,470	15,234	$35.78	8/18/24	—		—	—		—
	7/30/15	8,176	16,350	$55.92	7/30/25	—		—	—		—
	7/29/16		12,003	$74.66	7/29/26
	7/26/13	—	—	—	—	9,832	(3)	$682,439	—		—
	8/18/14	—	—	—	—	3,610	(4)	$250,570	—		—
	7/30/15	—	—	—	—	4,620	(4)	$320,674	—		—
	7/29/16	—	—	—	—	3,516	(4)	$244,046
	8/18/14	—	—	—	—	—		—	43,328	(5)	$3,007,396
	9/30/14	—	—	—	—	—		—	108,924	(6)	$7,560,000
	7/30/15	—	—	—	—	—		—	27,720	(7)	$1,924,045
	6/8/16	—	—	—	—	—		—	21,831	(8)	$1,515,290
	7/29/16	—	—	—	—	—		—	14,064	(9)	$976,182

		38,646	43,587			21,578		$1,497,729	215,867		$14,983,328

Cameron M. Bready	8/18/14	24,572	12,286	$35.78	8/18/24	—		—	—		—
	7/30/15	6,594	13,186	$55.92	7/30/25	—		—	—		—
	7/29/16		9,703	$74.66	7/29/26
	6/30/14	—	—	—	—	26,081	(3)	$1,810,282	—		—
	8/18/14	—	—	—	—	2,912	(4)	$202,122	—		—
	7/30/15	—	—	—	—	3,726	(4)	$258,622	—		—
	7/29/16	—	—	—	—	2,843	(4)	$197,333
	8/18/14	—	—	—	—	—		—	34,944	(5)	$2,425,463
	9/30/14	—	—	—	—	—		—	87,742	(6)	$6,090,000
	7/30/15	—	—	—	—	—		—	22,356	(7)	$1,551,730
	6/8/16	—	—	—	—	—		—	19,102	(8)	$1,325,870
	7/29/16								11,370	(9)	$789,192

		31,166	35,175			35,562		$2,468,358	175,514		$12,182,427

Guido F. Sacchi	8/18/14		6,880	$35.78	8/18/24
	7/30/15	—	8,440	$55.92	7/30/25	—		—	—		—
	7/29/16		6,382	$74.66	7/29/16
	7/26/13	—	—	—	—	3,848	(3)	$267,090	—		—
	8/18/14	—	—	—	—	1,630	(4)	$113,138	—		—
	7/30/15	—	—	—	—	2,386	(4)	$165,612	—		—
	7/29/16	—	—	—	—	1,870	(4)	$129,797
	8/18/14	—	—	—	—	—		—	19,568	(5)	$1,358,215
	9/30/14	—	—	—	—	—		—	52,448	(6)	$3,640,000
	7/30/15	—	—	—	—	—		—	14,308	(7)	$993,118
	6/8/16	—	—	—	—	—		—	16,373	(8)	$1,136,450
	7/29/16	—	—	—	—	—		—	7,478	(9)	$519,048

		—	21,702			9,734		$675,637	110,175		$7,647,247

GLOBAL PAYMENTS INC. | 2017 Proxy Statement  – 44

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
David L. Green	7/29/09	2,198	—	$21.09	7/29/19	—		—	—		—
	8/18/14	10,322	5,160	$35.78	8/18/24	—		—	—		—
	7/30/15	3,956	7,912	$55.92	7/30/25	—		—	—		—
	7/29/16		5,635	$74.66	7/29/26
	7/26/13	—	—	—	—	758	(3)	$52,613	—		—
	8/18/14	—	—	—	—	1,224	(4)	$84,958	—		—
	7/30/15	—	—	—	—	2,236	(4)	$155,201	—		—
	7/29/16	—	—	—	—	1,651	(4)	$114,596
	8/18/14	—	—	—	—	—		—	14,676	(5)	$1,018,661
	9/30/14	—	—	—	—	—		—	40,544	(6)	$2,814,000
	7/30/15	—	—	—	—	—		—	13,416	(7)	$931,205
	6/8/16	—	—	—	—	—		—	4,776	(8)	$331,502
	7/29/16	—	—	—	—	—		—	6,604	(9)	$458,384

		16,476	18,707			5,869		$407,368	80,016		$5,553,911

(1)	All stock options were granted pursuant to our 2011 Incentive Plan. All stock options granted prior to May 31, 2014 vest in equal installments on each of the first four anniversaries of the grant date. All stock options granted thereafter vest in equal installments on each of the first three anniversaries of the grant date.

(2)	Market value is calculated based on the closing price of our common stock on December 30, 2016 of $69.41.

(3)	Represents shares of restricted stock that vest in equal installments on each of the first four anniversaries of the grant date.

(4)	Represents shares of restricted stock that vest in equal installments on each of the first three anniversaries of the grant date.

(5)	Represents performance units granted during fiscal 2015. These performance units are earned based on the growth of our annual adjusted EPS over each year (calculated separately) in the three-year performance period ending May 31, 2017. The final percentage of performance units earned will be calculated as the average of each of the three annual payout percentages (as percentages of target). The earned units will convert into unrestricted shares on the third anniversary of the performance unit grant date, or August 18, 2017, provided that the Compensation Committee has previously certified the performance results described above. As a result of actual performance during the first two years of the three-year performance period, the amounts shown represent the number of shares of our common stock that would be earned at the maximum payout level and the fair value of those shares based on the closing price of our common stock on December 30, 2016.

(6)	Represents LPUs granted on September 30, 2014 as a non-recurring, supplemental award. LPUs are earned at the end of a three-year performance period based on the absolute share price appreciation of our stock and the relative share price appreciation of our stock compared to the S&P 500 index. After the three-year performance period, one-third of any earned LPUs will convert into unrestricted shares of our common stock, and the remaining two-thirds will convert into restricted shares of our common stock that will vest in equal installments on September 30, 2018 and 2019, which is the fourth and fifth anniversary of the LPU grant date. Based on our actual performance during the first year of the three-year performance period, the maximum payout multiple of 500% of the target award (in units) would apply. However, the LPUs are subject to a cap equal to 800% of the target amount in dollars. The number of shares shown in this table is based on the closing price of our common stock on December 30, 2016 and has been reduced to a number that would not result in a fair market value in excess of the aforementioned cap.

(7)

Represents performance units granted during fiscal 2016. These performance units are earned based on the growth of our annual adjusted EPS over each year (calculated separately) in the three-year performance period ending May 31, 2018. The final percentage of performance units earned will be calculated as the average of each of the three annual payout percentages (as percentages of target). The earned units will

45 – GLOBAL PAYMENTS INC. | 2017 Proxy Statement

convert into unrestricted shares on the third anniversary of the performance unit grant date, or July 30, 2018, provided that the Compensation Committee has previously certified the performance results described above. As a result of actual performance during the first year of the three-year performance period, the amounts shown represent the number of shares of our common stock that would be earned at the maximum payout level and the fair value of those shares based on the closing price of our common stock on December 30, 2016. See “Compensation Discussion and Analysis — Long-Term Incentive Plan — Performance Units” beginning on page 34 for additional information about these performance units.

(8)	Represents synergy units granted on June 8, 2016 as a non-recurring, supplemental award. Depending on the Compensation Committee’s certification of the achievement of the synergy goals between April 22, 2016 and August 31, 2018 as presented by an independent accounting firm, each of the named executive officers may earn an award up to the maximum award, subject to our Compensation Committee’s negative discretion to pay a lesser amount based upon the achievement of the synergy goals. Achievement of synergies below target will results in a zero payout. Achievement between target and maximum will result in a payout interpolated between the target and maximum payouts. No incentive is paid for synergies achieved above the maximum goal. Half of any earned synergy units will convert into unrestricted shares on August 31, 2018, and the remaining units will convert to unrestricted shares on August 31, 2019, subject to the executive’s continued employment with us on each respective date. In accordance with SEC rules and based on actual performance for the 2016 fiscal transition period, the number of synergy units reflected in the table is based on an assumed achievement at the maximum performance level.

9)	Represents performance units granted during the 2016 fiscal transition period. These performance units are earned based on the growth of our annual adjusted EPS over each year (calculated separately) in the three year performance period ending May 31, 2019. The final percentage of performance units earned will be calculated as the average of each of the three annual payout percentages (as percentages of target). The earned units will convert into unrestricted shares on the third anniversary of the performance unit grant date, or July 29, 2019, provided that the Compensation Committee has previously certified the performance results described above. In accordance with SEC rules and based on actual performance for the 2016 fiscal transition period, the number of performance units reflected in the table is based on assumed achievement at the maximum performance level.

Stock Options Exercised and Stock Vested in the 2016 Fiscal Transition Period

The following table provides information on options exercised and stock awards that vested in the 2016 fiscal transition period. The shares shown as acquired on exercise or on vesting represent shares of our common stock.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jeffrey S. Sloan	—	—	172,970	$13,539,577
David E. Mangum	95,272	5,215,168	68,284	$5,343,588
Cameron M. Bready	—	—	17,818	$1,286,058
Guido F. Sacchi	11,102	$337,153	28,406	$2,216,741
David L. Green	5,702	$321,340	4,472	$336,733

(1)	Represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

(2)	Represents the fair market value of the shares on the vesting date.

GLOBAL PAYMENTS INC. | 2017 Proxy Statement  – 46

Non-Qualified Deferred Compensation Plan

Our named executive officers are eligible to participate in our Non-Qualified Deferred Compensation Plan, or the deferred compensation plan. Mr. Sloan is our only named executive officer who participates.

The following table provides information on deferred compensation under the deferred compensation plan for each named executive officer during the 2016 fiscal transition period. There were no contributions, withdrawals or distributions during the 2016 fiscal transition period. Aggregate earnings are not includable in the summary compensation table above because they were not above-market or preferential earnings. The aggregate balance includes amounts previously reported in the summary compensation table above in the previous years when earned if the executive’s compensation was required to be disclosed in a previous year.

Name	Aggregate Earnings in TP 2016	Aggregate Balance at December 31, 2016
Jeffrey S. Sloan	$2,314	$93,203
David E. Mangum	—	—
Cameron M. Bready	—	—
Guido F. Sacchi	—	—
David L. Green	—	—

Pursuant to the deferred compensation plan, participants are permitted to elect to defer up to 100% of their base salary and other forms of cash compensation (such as cash incentive bonus). Participant accounts are credited with earnings based on the participant’s investment allocation among a menu of investment options selected by the deferred compensation plan administrator. Participants are 100% vested in the participant deferrals and related earnings. We do not make contributions to the deferred compensation plan and do not guarantee any return on participant account balances. Participants may allocate their plan accounts into sub-accounts that are payable upon separation from service or on designated specified dates. Except in the case of death or disability, participants may elect in advance to have their various account balances pay out in a single lump sum or in installments over a period of two to ten years. In the event a participant separates from service by reason of death or disability, the participant or his designated beneficiary will receive the undistributed portion of his or her account balances in a lump-sum payment. Subject to approval by the deferred compensation plan administrator, in the event of an unforeseen financial emergency beyond the participant’s control, a participant may request a withdrawal from an account up to the amount necessary to satisfy the emergency (provided the participant does not have the financial resources to otherwise meet the hardship).

Pension Benefits for the 2016 Fiscal Transition Period

We maintain a noncontributory defined benefit pension plan covering our U.S. employees who have met the eligibility provisions. The retirement plan was closed to new participants beginning June 1, 1998, and none of our named executive officers were hired before that date.

Potential Payments Upon Termination, Retirement or Change in Control

This section describes the post-employment benefits that each of our named executive officers would be entitled to receive in connection with various termination of employment and change-in-control scenarios.

47 – GLOBAL PAYMENTS INC. | 2017 Proxy Statement

Employment Agreements with Our Named Executive Officers

Each of our named executive officers is a party to an employment agreement with our Company. These agreements are for an initial term of three years and are automatically extended for one additional year on their second year anniversary and each year thereafter unless either party provides notice of non-renewal before such anniversary date. The expiration dates for the initial employment periods are set forth below:

Name	Expiration of Initial Employment Period
Jeffrey S. Sloan	May 31, 2013
David E. Mangum	May 31, 2013
Cameron M. Bready	June 29, 2017
Guido F. Sacchi	November 30, 2016
David L. Green	November 30, 2016

Each of these agreements prohibits the executive from disclosing our confidential information, soliciting our customers or recruiting our employees for a period of 24 months following the termination of employment. In addition, if the executive’s employment is terminated by the Company or the executive, the executive has agreed not to compete with us generally for a period of 24 months. The non-compete does not apply if the executive’s employment is terminated as a result of our Company’s decision not to extend the employment agreement.

These employment agreements may be terminated by us at any time for “cause” (as defined below) or for no reason or by the executive with or without “good reason” (as defined below). The employment agreements will also terminate upon the executive’s death, disability or retirement. Depending on the reason for the termination and when it occurs, the executive will be entitled to certain severance benefits, as described below, which may be delayed for such time as may be necessary to avoid a violation of Section 409A of the Code. “Cause,” as defined in the employment agreement, generally means (i) the failure by the executive to perform substantially his or her responsibilities after a cure period of ten business days, (ii) fraud, misappropriation, embezzlement or similar dishonest or wrongful act, (iii) substance abuse which materially interferes with the executive’s ability to perform, (iv) employment discrimination, harassment, conflicts of interest, retaliation, competition with our Company, solicitation of our customers or employees on behalf of anyone other than us, improper use or disclosure of confidential or proprietary information, or (v) conviction for, or plea of guilty or nolo contendere to, a felony or a crime involving dishonesty or other moral turpitude. “Good reason,” as defined in the employment agreement, generally means (a) an assignment of the executive to a materially different position, (b) a change in the person to whom the executive reports, (c) a reduction of the executive’s base salary, bonus opportunity (to a target below the minimum specified in the agreement), or in welfare benefits, (d) a failure of our Company to require a successor-in-interest to agree to perform our obligations under the employment agreement, (e) a requirement that the executive be based in any location other than that which is initially specified in the agreement.

Termination Without Cause or Resignation for Good Reason When Not Related to a Change in Control.     If, prior to a change in control or on or after the second anniversary of a change in control, the executive’s employment is terminated by us without cause or the executive resigns for good reason, the executive will be entitled to the following benefits:

•	We will pay the executive’s accrued salary and benefits through the separation date, plus a pro-rata portion of his or her annual incentive bonus for the fiscal year of separation, based upon actual performance against certified pre-established bonus targets.

•	We will continue to pay the executive’s base salary for six months, or, if such payments are delayed by reason of Code Section 409A, make a lump sum payment equal to six months of the executive’s base salary on the date that is six months and one day after the separation date, in each case provided that the executive does not violate any restrictive covenants.

•	For a period of up to 12 additional months (or the earlier of the executive becoming employed with a competitor or violating any restrictive covenants), we will continue to pay the executive’s base salary, provided that the executive does not violate any restrictive covenants.

GLOBAL PAYMENTS INC. | 2017 Proxy Statement  – 48

•	For a period of up to 12 months, we will pay the executive’s COBRA premiums, provided that the executive does not obtain other employment that provides health care coverage.

•	All of the executive’s restricted stock awards will vest as of the separation date, and the stock options that would have vested in the next 24 months will vest and remain exercisable for no more than 90 days from the separation date.

•	The executive’s performance-based restricted stock units (including synergy units, but excluding the LPUs, which are described below) will remain outstanding, and, after the Compensation Committee certifies the results at the end of the performance period in which the separation date falls, the executive will receive 50% of the number of shares that would have vested based on actual performance.

•	LPUs will remain outstanding, and, after the Compensation Committee certifies the results at the end of the three-year performance period, the number of earned units will be based on actual performance, prorated based on the number of days in the three-year performance period that the executive was employed. The resulting number of earned units will be converted into an equal number of unrestricted shares of our common stock.

Termination Without Cause or Resignation for Good Reason When Related to a Change in Control.    If, within 24 months after a change in control, the executive’s employment is terminated by us without cause or the executive resigns for good reason, the executive will be entitled to the following benefits:

•	We will pay the executive’s accrued salary and benefits through the date of termination.

•	We will pay the executive 200% of the amount of the executive’s then-current base salary as a lump sum payment or payments, provided that the executive does not violate any restrictive covenants.

•	We will pay the executive 200% of the amount of the executive’s then-current target bonus opportunity, payable nine months after the separation date, provided that the executive does not violate any restrictive covenants.

•	We will pay the executive a pro-rated annual incentive bonus for the fiscal year in which the termination occurs based on (i) the executive’s then-current target bonus opportunity, if the termination date occurs before the end of the fiscal year in which the change of control occurred, or (ii) the actual amount earned based on certified results, if the termination date occurs during a fiscal year that began after the change in control occurred.

•	For a period of up to 18 months, we will pay the executive’s COBRA premiums, provided that the executive does not obtain other employment that provides health care coverage.

•	All of the executive’s restricted stock awards and stock options will vest as of the separation date, and the options will remain exercisable for no more than 90 days from the separation date.

•	The executive’s performance-based restricted stock units (other than LPUs, which are described below) will convert into fully-vested shares of our common stock based on (i) assumed target performance, if the date of termination occurs before the end of the performance cycle in which the change in control occurs, (ii) the greater of assumed target performance or actual performance, if the date of termination occurs after the end of the performance cycle in which the change of control occurs, or (iii) actual performance, if the date of termination occurs during a performance cycle that began after the change in control occurred. If the date of the change in control occurs during the performance period and while the executive remains employed by our Company, then the number of synergy units earned will be the greater of (a) the number of synergy units that would have been earned based on actual performance as of the effective date of the change in control, as determined by the Compensation Committee or (b) the target award. Fifty percent of such synergy units will be converted to actual unrestricted shares on the effective date of the change in control. The remaining fifty percent will be converted to restricted stock on the effective date of the change in control.

•	If the date of the change in control occurs during the performance period and while the executive remains employed by our Company, the number of earned LPUs will be the greater of (i) the number of units that would have been earned based on actual performance as of the effective date of the change in control and (ii) the target award. The number of earned units would then convert into an equal number of time-based restricted shares that would vest in equal installments on September 30, 2018 and 2019.

49 – GLOBAL PAYMENTS INC. | 2017 Proxy Statement

The executive also will be eligible for comparable benefits if his or her employment is terminated without cause or if he or she resigns for good reason in anticipation of a change-in-control transaction. The agreements specify that a termination or resignation is in anticipation of a change-in-control transaction if it occurs after a public announcement of a transaction which would lead to a change in control and the transaction closes no later than nine months after termination of the executive’s employment.

Death or Disability.    Whether or not a change in control shall have occurred, if the executive’s employment is terminated by reason of death or disability, the executive will be entitled to receive accrued salary and benefits through the date of termination and any other benefits that may apply, and all of the executive’s restricted stock awards and stock options will vest. The executive’s performance-based restricted stock units (including synergy units but excluding LPUs) will convert into fully-vested shares of our common stock based upon assumed performance at the target level. The number of earned LPUs will be determined based on actual performance as of the date of termination, prorated based on the number of days in the three-year performance period preceding the termination date, and converted into unrestricted and restricted shares following our Compensation Committee’s certification of performance results as described above.

Retirement.    Whether or not a change in control occurs, if the executive’s employment is terminated by reason of his or her retirement, the executive will be entitled to receive accrued salary and benefits through the date of termination and any other benefits that may apply, and all of the executive’s restricted stock awards and stock options will vest. The executive’s performance-based restricted stock units (including synergy units but other than LPUs) will convert into fully-vested shares of our common stock based on actual performance as certified by the Compensation Committee at the end of the performance cycle. Any outstanding LPUs will be treated in the same manner as a termination without cause or resignation for good reason, as described above.

Termination for Cause or Resignation Without Good Reason.    If we terminate the executive for cause, or if the executive resigns without good reason, the executive will be entitled to receive accrued salary and benefits through the date of termination, but no additional severance amount will be payable under the terms of the employment agreement.

Change in Control Without Termination of Employment.    Our compensation arrangements with our executives are “double trigger,” meaning that in order for the vesting of any of an executive’s awards to accelerate upon a change in control, there must be a change-in-control transaction as well as a termination of employment without cause or resignation for good reason within 24 months after the change in control. As a result, if there is no such termination or resignation, then the vesting of the executive’s awards will not be accelerated in connection with the change in control.

GLOBAL PAYMENTS INC. | 2017 Proxy Statement  – 50

Potential Payments Table

The following table sets forth quantitatively the potential post-employment payments that are described above for each of our named executive officers. The potential payments to our named executive officers are hypothetical situations only and assume that termination of employment and/or change-in-control occurred on December 31, 2016. The amounts shown in the table do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as accrued salary and distributions of plan balances under our tax-qualified 401(k) plan. The value of the acceleration of vesting of stock options, restricted stock and performance-based restricted stock units are calculated based on the $69.41 closing price on December 30, 2016. The value of health care continuation is based on COBRA 2016 rates.

Name and Form of Payment	Termination Without Cause; Resignation for Good Reason (No Change in Control)		Termination Without Cause or Resignation for Good Reason (Change in Control)(1)		Death or Disability		Retirement		Termination for Cause; Resignation Without Good Reason
Jeffrey S. Sloan
Base salary severance	$1,500,000		$2,000,000		$—		$—		$—
Annual cash incentive bonus	1,057,778		1,600,000		—		—		—
Other cash severance	—		3,200,000		—		—		—
Restricted stock acceleration	4,249,558		4,249,558		4,249,558		4,249,558		—
Stock option acceleration(2)	2,127,979		2,127,979		2,127,979		2,127,979		—
Performance-based RSUs	23,470,644	(3)	28,971,303	(4)	23,612,727	(5)	33,020,142	(6)	—
COBRA	26,054		39,081		—		—		—

Total	$32,432,013		$42,187,921		$29,990,264		$39,397,679		$—

David E. Mangum
Base salary severance	$900,000		$1,200,000		$—		$—		$—
Annual cash incentive bonus	396,667		600,000		—		—		—
Other cash severance	—		1,200,000		—		—		—
Restricted stock acceleration	1,497,729		1,497,729		1,497,729		1,497,729		—
Stock option acceleration(2)	732,957		732,957		732,957		732,957		—
Performance-based RSUs	9,393,915	(3)	12,029,559	(4)	9,488,625	(5)	13,105,372	(6)	—
COBRA	26,054		39,081		—		—		—

Total	$12,947,321		$17,299,325		$11,719,311		$15,336,058		$—

Cameron M. Bready
Base salary severance	$825,000		$1,100,000		$—		$—		$—
Annual cash incentive bonus	327,250		495,000		—		—		—
Other cash severance	—		990,000		—		—		—
Restricted stock acceleration	2,468,358		2,468,358		2,468,358		2,468,358		—
Stock option acceleration(2)	591,119		591,119		591,119		591,119		—
Performance-based RSUs	7,623,509	(3)	9,799,244	(4)	7,670,916	(5)	10,669,636	(6)	—
COBRA	22,974		34,461		—		—		—

Total	$11,858,210		$15,478,182		$10,730,393		$13,729,113		$—

Guido F. Sacchi
Base salary severance	$705,000		$940,000		$—		$—		$—
Annual cash incentive bonus	279,650		423,000		—		—		—
Other cash severance	—		846,000		—		—		—
Restricted stock acceleration	675,637		675,637		675,637		675,637		—
Stock option acceleration(2)	345,264		345,264		345,264		345,264		—
Performance-based RSUs	4,739,558	(3)	6,212,109	(4)	4,786,930	(5)	6,742,973	(6)	—
COBRA	26,054		39,081		—		—		—

Total	$6,771,163		$9,481,091		$5,807,831		$7,763,875		$—

David L. Green
Base salary severance	$652,500		$870,000		$—		$—		$—
Annual cash incentive bonus	244,446		369,750		—		—		—
Other cash severance	—		739,500		—		—		—
Restricted stock acceleration	407,367		407,367		407,367		407,367		—
Stock option acceleration(2)	280,289		280,289		280,289		280,289		—
Performance-based RSUs	3,485,007	(3)	4,349,834	(4)	3,556,083	(5)	4,854,882	(6)	—
COBRA	26,054		39,081		—		—		—

Total	$5,095,663		$7,055,822		$4,243,739		$5,542,539		$—

51 – GLOBAL PAYMENTS INC. | 2017 Proxy Statement

(1)	Assumes a change in control occurred on December 31, 2016, immediately followed by the executive’s termination.

(2)	For the purpose of this calculation, outstanding unvested options having an exercise price greater than the closing price of our common stock on such date have a value of $0.

(3)	Amount reflects 50% of the number of shares that would be issued at the maximum payout levels (200% of target) for the performance units and synergy units granted in the 2016 fiscal transition period, and the performance units granted in fiscal 2016 and fiscal 2015. For LPUs, the number of units earned depends on the performance during the three-year performance period, subject to a dollar amount cap, prorated based on the number of days in the performance period for which the executive is employed by our Company. Based on actual performance through the end of the 2016 fiscal transition period, the amount shown reflects the prorated number of shares that would be issued at the maximum payout level (500% payout multiple), reduced to an amount that would not exceed the dollar amount cap.

(4)	Amount reflects the number of shares that would be issued at (i) the target payout levels for the performance units granted in the 2016 fiscal transition period and in fiscal 2016 and 2015 and (ii) the maximum payout levels (200% of target) for the synergy units granted in the 2016 fiscal transition period. For LPUs, the number of units earned is determined based on actual performance through the effective date of the change in control (without proration), subject to a dollar amount cap. Thus, the amount shown reflects the number of shares that would be issued at a 500% payout multiple, which is based on the actual, annualized growth rate of our stock price from the grant date of September 30, 2014 through the end of the 2016 fiscal transition period, reduced to an amount that would not exceed the dollar amount cap.

(5)	Amount reflects the number of shares that would be issued at the target payout levels for the performance units granted in the 2016 fiscal transition period and in fiscal 2016 and fiscal 2015, and for the synergy units granted in the 2016 fiscal transition period. For LPUs, the number of units earned is determined based on actual performance through the date of the death or disability, subject to a dollar amount cap, prorated based on the number of the days in the performance period preceding the date of the death or disability. Based on actual performance through the end of the 2016 fiscal transition period, the amount shown reflects the prorated number of shares that would be issued at the maximum payout level (500% payout multiple), reduced to an amount that would not exceed the dollar amount cap.

(6)	Amount reflects the number of shares that would be issued at the maximum payout levels (200% of target) for the performance units and synergy units granted in the 2016 fiscal transition period and the performance units granted in fiscal 2016 and fiscal 2015. For LPUs, the number of units earned depends on the performance during the three-year performance period, subject to a dollar amount cap, prorated based on the number of days in the performance period for which the executive is employed by our Company. Based on actual performance through the end of the 2016 fiscal transition period, the amount shown reflects the prorated number of shares that would be issued at the maximum payout level (500% payout multiple), reduced to an amount that would not exceed the dollar amount cap.

GLOBAL PAYMENTS INC. | 2017 Proxy Statement  – 52

Proposal Three: Advisory Vote on Frequency of the Vote on Executive Compensation

As described in Proposal No. 2 above, the Company’s shareholders are being provided the opportunity to cast an advisory vote on the Company’s executive compensation program. The advisory vote on executive compensation described in Proposal No. 2 above is referred to as a “say-on-pay vote.”

The Dodd-Frank Act enables our shareholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers. This Proposal No. 3 affords shareholders the opportunity to cast an advisory vote on how often the Company should include a say-on-pay vote in its proxy materials for future annual shareholder meetings (or special shareholder meetings for which the Company must include executive compensation information in the proxy statement for that meeting). Under this Proposal No. 3, shareholders may vote to have the say-on-pay vote every year, every two years or every three years. Shareholders may also abstain from voting. Abstentions and broker non-votes are not considered votes cast for any frequency. This is an advisory vote and, is therefore, non-binding.

After careful consideration, the board of directors has determined that an advisory vote on the executive compensation that occurs every year is the most appropriate policy for the Company at this time, and therefore our board of directors recommends that you vote for an annual advisory vote on executive compensation. This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the board of directors.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the following resolution:

“RESOLVED, that the shareholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s named executive officers as set forth in the Company’s proxy statement should be every year, every two years, or every three years.”

Assuming a quorum is present, the option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, because this vote is advisory and not binding on the board of directors or the Company in any way, the board of directors may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE TO HOLD AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY YEAR (“1 YEAR”), AS OPPOSED TO EVERY TWO YEARS OR EVERY THREE YEARS.

53 – GLOBAL PAYMENTS INC. | 2017 Proxy Statement

Proposal Four: Ratification of Reappointment of Auditors

We are asking you to ratify the appointment of Deloitte for the year ending December 31, 2017. If the appointment of Deloitte is not ratified by the shareholders, the board will consider the selection of other independent public accountants for the year ending December 31, 2017.

Our Board of Directors recommends that you vote FOR the following resolution:

RESOLVED, that the appointment by the Audit Committee of the Company’s Board of Directors of Deloitte as independent registered public accounting firm for the Company, to audit the financial statements of the Company and its subsidiaries for 2017, is ratified and approved.

The Audit Committee recommends, and the board of directors selects, our independent public accountants. Our Audit Committee has determined that it is in the best interest of our Company and its stockholders to continue to retain Deloitte, who served during the 2016 fiscal transition period, to serve as our independent auditors for the year ending December 31, 2017, and the board has approved the selection. Unless a shareholder directs otherwise, proxies will be voted for the approval of the ratification of Deloitte as independent public accountants for the year ending December 31, 2017. A representative of Deloitte is expected to be present at the annual meeting. The representative will be given the opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions from shareholders.

Report of the Audit Committee

In accordance with applicable SEC rules, the Audit Committee issued the following report on February 23, 2017. The Audit Committee consisted of the following members as of such date: Michael W. Trapp (Chair), John M. Partridge and Alan M. Silberstein, each of whom is independent under the listing standards of the NYSE and the applicable rules and regulations promulgated by the SEC. The duties and responsibilities of the Audit Committee are set forth in a written Audit Committee charter which is available on the Investor Relations section of our website at www.globalpaymentsinc.com. The Audit Committee reviews the charter annually and recommends any changes to the board for approval.

The primary responsibility of the Audit Committee is to oversee our financial reporting process on behalf of the board and to report the results of the Audit Committee’s activities to the board. Management has the primary responsibility for the financial statements and reporting process, including the systems of internal control, and the independent registered public accounting firm (Deloitte) is responsible for auditing those financial statements in accordance with the standards of the Public Company Accounting Oversight Board, or the PCAOB, and issuing a report thereon.

The Audit Committee is directly responsible for the compensation, retention and oversight of the Company’s independent auditors and meets with the Company’s internal auditors and independent auditors, with and without management present (in person or by telephone), to discuss the scope, plan, status and results of their respective audits. In addition, the Audit Committee meets with management and the independent auditors to review the Company’s financial results and earnings press releases related thereto prior to their issuance.

Deloitte has served as the Company’s independent registered public accounting firm since 2002. Before retaining Deloitte for the 2017 calendar year, the Audit Committee evaluated Deloitte’s performance with respect to its services to the Company provided during the 2016 fiscal transition period. In conducting this evaluation, the Audit Committee reviewed and discussed with management matters related to Deloitte’s independence, technical expertise and industry knowledge. The Audit Committee also reviewed Deloitte’s communications with the Audit Committee during the 2016 fiscal transition period and considered Deloitte’s tenure. In addition, in order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent public accounting firm. The Audit Committee ensures that the mandated rotation of Deloitte’s personnel occurs routinely and is directly involved in the selection of Deloitte’s lead engagement partner.

GLOBAL PAYMENTS INC. | 2017 Proxy Statement  – 54

In keeping with its responsibilities and the performance of its oversight function, the members of the Audit Committee as of February 23, 2017 have reviewed and discussed with management and Deloitte our audited financial statements as of December 31, 2016 and for the seven months then ended. The Audit Committee has discussed with Deloitte the matters required to be discussed by PCAOB Auditing Standard No. 1301 (Communication with Audit Committees). The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence. In addition, the Audit Committee has considered the compatibility of non-audit services with Deloitte’s independence. Based on the reviews and discussions referred to above, the members of the Audit Committee as of February 23, 2017 recommended to the Board that the audited financial statements referred to above be included in our Transition Report on Form 10-K for the 2016 fiscal transition period filed with the SEC.

AUDIT COMMITTEE

Michael W. Trapp, Chair

John M. Partridge

Alan M. Silberstein

Auditor Fees

The following table presents the aggregate fees for professional services rendered by Deloitte during the 2016 fiscal transition period and fiscal 2016 and 2015:

	TP2016	2016	2015
Audit fees	$4,777,717	$4,464,413	$3,333,650
Audit-related fees	199,500	355,200	—
Tax fees	1,499,909	386,400	141,150
Other fees	—	—	—

Total	$6,477,126	$5,206,013	$3,474,800

Audit fees.    Audit fees represent fees for the audit of our annual financial statements, the reviews of the financial statements included in our Quarterly Reports on Form 10-Q and the services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

Audit-related fees.    Audit-related fees represent fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included under “Audit fees” disclosed above. For the 2016 fiscal transition period, the fees were for reports on Service Organization Controls in accordance with the Statement on Standards for Attestation Engagements No. 16, or the SSAE 16 report. In fiscal 2016, the fees were for services provided in connection with our merger with Heartland and for an SSAE 16 report. Specifically, the services in connection with the merger included consultations and procedures associated with (i) the inclusion of unaudited pro forma condensed combined financial information in our Registration Statement on Form S-4 filed in connection with the merger, or the Registration Statement, and (ii) our update of certain information from our Annual Report on Form 10-K for the year ended May 31, 2015, or the Fiscal 2015 Annual Report, to reflect the retrospective effects of certain items occurring subsequent to the filing of our Fiscal 2015 Annual Report, which update was required in order to satisfy the disclosure requirements with respect to our Registration Statement.

Tax fees.    Tax fees represent fees for tax compliance, tax consulting and advisory services. In the 2016 fiscal transition period, $70,000 of the fees were for tax return preparation and compliance and $1,429,909 were for tax consulting and advisory services. In fiscal 2016, $60,800 of the fees were for tax return preparation and compliance, and $325,600 were for tax consulting and advisory services. In fiscal 2015, $60,800 of the fees were for tax return preparation and compliance, and $80,350 were for tax consulting and advisory services.

All other fees.    There were no other fees for the periods presented.

55 – GLOBAL PAYMENTS INC. | 2017 Proxy Statement

Audit Committee Pre-Approval Policies

The Audit Committee must approve any audit services and any permissible non-audit services provided by Deloitte prior to the commencement of the services, and is responsible for the audit fee negotiations associated with the engagement. In making its pre-approval determination, the Audit Committee considers whether providing the non-audit services is compatible with maintaining the auditor’s independence. To minimize relationships which could appear to impair the objectivity of the independent registered public accounting firm, it is generally the Audit Committee’s practice to restrict the non-audit services that may be provided to us by our independent auditor to audit-related services, tax services and merger and acquisition due diligence and integration services, but other permissible non-audit services are approved on a case-by-case basis.

The Audit Committee has delegated to the Chair of the Audit Committee the authority to approve non-audit services by the independent registered public accounting firm within the guidelines set forth above, provided that the fees associated with the applicable engagement are not anticipated to exceed $100,000. Any decision by the Chair to pre-approve non-audit services must be presented to the full Audit Committee for ratification at its next scheduled meeting. All of the services described above were approved by the Audit Committee in accordance with the foregoing policy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE

REAPPOINTMENT OF THE INDEPENDENT PUBLIC ACCOUNTANTS.

GLOBAL PAYMENTS INC. | 2017 Proxy Statement  – 56

Additional Information

Relationships and Related Party Transactions

We review all known relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether they qualify for disclosure as a transaction with related persons under Item 404(a) of Regulation S-K of the Exchange Act. We screen for these relationships and transactions through the annual circulation of a Directors and Officers Questionnaire, or a D&O Questionnaire, to each member of the board of directors and each of our officers who is a reporting person under Section 16 of the Exchange Act. The D&O Questionnaire contains questions intended to identify related persons and transactions between us and related persons. Our Employee Code of Conduct and Ethics requires employees to report to the General Counsel or Chief Executive Officer any transaction involving themselves or their immediate family members and our Company that may create a conflict of interest with us, and further requires the Chief Executive Officer to approve in writing any such transaction with a related person. Any related-party transaction that would require disclosure pursuant to Item 404 of Regulation S-K must be approved or ratified by the Audit Committee. There were no transactions with related persons required to be disclosed pursuant to Item 404 of Regulation S-K since June 1, 2016.

Transition Report on Form 10-K for the 2016 Fiscal Transition Period

A copy of our Transition Report on Form 10-K, including the financial statements and financial statement schedules (but without exhibits) for the 2016 fiscal transition period, will be provided, free of charge, upon written request of any shareholder addressed to Global Payments Inc., 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328-3473, Attention: Investor Relations. Additionally, our Transition Report on Form 10-K is available on the SEC’s web site at www.sec.gov.

Shareholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering to that address a single proxy statement to those shareholders. This process, which is commonly referred to as “householding,” provides convenience for shareholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one copy, please notify your broker if your shares are held in a brokerage account, or notify us if you hold registered shares. You can notify us by sending a written request to Global Payments Inc., c/o Corporate Secretary, 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328-3473 or by contacting Investor Relations at Investor.Relations@globalpay.com or (770) 829-8478.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of copies of Forms 3 and 4 filed with the SEC, or written representations that no annual forms (Form 5) were required, we believe that, during the 2016 fiscal transition period, all of our officers, directors and 10% shareholders complied with the reporting requirements of the SEC regarding their ownership and changes in ownership of our common stock (as required pursuant to Section 16(a) of the Exchange Act).

Shareholder List

We will maintain a list of shareholders entitled to vote at the annual meeting at our corporate offices at 3550 Lenox Road, Atlanta, GA 30321. The list will be available for examination at the annual meeting.

57 – GLOBAL PAYMENTS INC. | 2017 Proxy Statement

Appendix A

Non-GAAP Financial Measures

In this proxy statement, we disclose performance goals related to cash incentive awards under our short-term incentive plan based on adjusted EPS, adjusted net revenue and adjusted operating margin, which are non-GAAP financial measures. Set forth below is a methodology for determining, and the rational for using, these terms.

Metric	Definition	Rationale for Use
Adjusted EPS

Adjusted EPS is calculated by dividing adjusted net income attributable to the Company, excluding the impact of foreign currency exchange rates, by the diluted weighted-average number of shares outstanding.

Adjusted net income attributable to the Company reflects adjustments to remove amortization of acquired intangibles, share-based compensation expense, merger-related expenses, expenses associated with a litigation settlement, employee termination expenses, a gain on the sale of membership interests in Visa Europe, an adjustment for a non-cash charge for previously deferred issuance costs written off in connection with the refinancing of our corporate debt and the income tax effect of the aforementioned adjustments.

Adjusted EPS is a primary metric management uses to more clearly focus on the economic benefits to our core business and other factors we believe are pertinent to the daily management of our operations.
Adjusted Net Revenue	Adjusted net revenue excludes gross-up related payments associated with certain lines of business to reflect the economic benefits to the Company and excludes the impact of foreign currency exchange rates.	Adjusted net revenue demonstrates our performance in further penetrating our global footprint and executing against our market opportunities.
Adjusted Operating Margin

Adjusted operating margin is calculated by dividing adjusted operating income, excluding the impact of foreign currency exchange rates, by adjusted net revenue.

Adjusted operating income reflects adjustments to remove amortization of acquired intangibles, share-based compensation expense, merger-related expense, expenses associated with a litigation settlement and employee termination expenses.

Adjusted operating margin allows us to assess the quality and efficiency of our operations to promote a long-term outlook.

Adjusted EPS, adjusted net revenue and adjusted operating margin should be considered in addition to, and not as a substitute for, GAAP diluted earnings per share, revenue and operating income, respectively. Because these performance metrics, as used herein, are calculated for the sole purpose of determining compensation, they may differ from similar non-GAAP financial measures reported elsewhere in Company filings.

GLOBAL PAYMENTS INC. | 2017 Proxy Statement  – A-1

IMPORTANT ANNUAL MEETING INFORMATION 000004
ENDORSEMENT_LINE SACKPACK
MR A SAMPLE
DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4
MMMMMMMMM ADD 5
ADD 6
Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.
MMMMMMMMMMMM
MMMMMMMMMMMMMMM C123456789
000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., EDT, on May 2, 2017.
Vote by Internet
Go to www.envisionreports.com/GPN
Or scan the QR code with your smartphone
Follow the steps outlined on the secure website
Vote by telephone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Follow the instructions provided by the recorded message
Annual Meeting Proxy Card 1234 5678 9012 345
qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q
A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1.
1. Elect three directors: For Against Abstain For Against Abstain For Against Abstain
01 - John G. Bruno, 02 - Jeffrey S. Sloan, 03 - William B. Plummer, + Class II Class II Class II
The Board of Directors recommends a vote FOR Proposal 2.
For Against Abstain
2. Approve, on an advisory basis, the compensation of our named executive officers for the 2016 fiscal transition period.
The Board of Directors recommends a vote FOR every 1 year on Proposal 3.
1 Year 2 Years 3 Years Abstain
3. Approve advisory vote on the frequency of the advisory vote on executive compensation.
The Board of Directors recommends a vote FOR Proposal 4.
For Against Abstain
4. Ratify the reappointment of Deloitte & Touche LLP as the company’s independent public accountants.
B Non-Voting Items
Change of Address — Please print new address below.
C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name appears hereon and date below. Where shares are held jointly, each shareholder should sign. When signing as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.
C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND
MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
MMMMMMM1UP X 3145181 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +
02I8KE

Directions to Global Payments Inc. Annual Shareholder Meeting
Global Payments Inc. 3550 Lenox Road Atlanta, GA 30321 770.829.8000
Using GA 400 North to Connector State Road 141/Lenox Road NE. Take Exit 2 from GA-400 S. Merge onto Connector State Road 141/Lenox Road NE.
Using GA 400 S/US 195S, follow GA-400 S, take Exit 2. Merge onto Connector State Road 141/Lenox Road NE.
qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q
Proxy — GLOBAL PAYMENTS INC.
2017 ANNUAL SHAREHOLDER MEETING
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
GLOBAL PAYMENTS INC. AND MAY BE REVOKED BY THE SHAREHOLDER PRIOR TO ITS EXERCISE
The undersigned shareholder of Global Payments Inc. (the “Company”), Atlanta, Georgia, hereby constitutes Jeffrey S. Sloan and David L. Green, and each of them, each with full power of substitution, to vote the number of shares of common stock which the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held at the Company’s offices at 3550 Lenox Road, Atlanta, Georgia 30321, on May 3, 2017, at 9:30 a.m. EDT (the “Annual Meeting”), or at any adjournments or postponements thereof, upon the proposals described in the Notice of 2017 Annual Meeting of Shareholders and Proxy Statement, both dated March 21, 2017, the receipt of which is acknowledged, in the manner specified below. The proxies, in their discretion, are further authorized to vote on any adjournments or postponements of the Annual Meeting, for the election of one or more persons to the Board of Directors if any of the nominees named herein becomes unable to serve or for good cause will not serve, on matters which the Board of Directors does not know a reasonable time before making the proxy solicitations will be presented at the Annual Meeting, or any other matters which may properly come before the Annual Meeting and any adjournments or postponements thereto.
This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the election of the director nominees named in Proposal 1, “FOR” Proposal 2 relating to the advisory vote on the compensation of the Company’s named executive officers, “FOR” Proposal 3 relating to an advisory vote on executive compensation every one year, “FOR” Proposal 4 relating to the ratification of the reappointment of Deloitte & Touche LLP as the Company’s independent public accountants, and with discretionary authority on all other matters that may properly come before the Annual Meeting and any adjournments or postponements thereof.
YOU MAY VOTE BY TELEPHONE, THE INTERNET, OR U.S. MAIL.
If you are voting by telephone or the Internet, please do not mail your proxy.